UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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KNIGHT TRANSPORTATION, INC.
(Name of Registrant as Specified In Its Charter)

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KNIGHT TRANSPORTATION, INC.
5601 West Buckeye Road
Phoenix, Arizona 85043

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 22, 2008

To our Shareholders:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders (the "Annual Meeting") of KNIGHT TRANSPORTATION, INC. to be held at 8:30 A.M., Phoenix time, on May 22, 2008, at the Wigwam Golf Resort & Spa, 300 East Wigwam Boulevard, Litchfield Park, Arizona 85340.  The purposes of the Annual Meeting are to:

1.	Elect two Class I Directors, each director to serve a term of three years;

2.
Approve the Second Amendment to the Company's Amended and Restated 2003 Stock Option Plan to increase the number of shares of Common Stock reserved for the issuance of stock grants, including stock options, to employees and directors;

3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008; and

4.	Transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 31, 2008, as the record date for determining those shareholders who are entitled to receive notice of and vote at the Annual Meeting or any adjournment(s) thereof.  Shares of Knight Common Stock can be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy.  A copy of our 2007 Annual Report to Shareholders, which includes audited consolidated financial statements, is enclosed.  YOUR VOTE IS IMPORTANT.  TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.  You may also vote on the Internet by completing the electronic voting instruction form found at www.proxyvote.com or by telephone using a touch-tone telephone and calling 1-800-690-6903.   The prompt return of your proxy may save us additional expenses of solicitation.

By Order of the Board of Directors,

/s/ David A. Jackson

David A. Jackson Secretary

Phoenix, Arizona
April 11, 2008

KNIGHT TRANSPORTATION, INC.
5601 West Buckeye Road
Phoenix, Arizona 85043

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 22, 2008

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies from the shareholders of Knight Transportation, Inc. to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 8:30 A.M., Phoenix time, on May 22, 2008, at the Wigwam Golf Resort & Spa, 300 East Wigwam Boulevard, Litchfield Park, Arizona 85340.  THE ENCLOSED PROXY IS SOLICITED BY OUR BOARD OF DIRECTORS.  If not otherwise specified, all proxies received pursuant to this solicitation will be voted (i) FOR the director nominees named herein; (ii) FOR approval of the amendment to our Amended and Restated 2003 Stock Option Plan to increase the number of shares reserved for issuance thereunder; (iii) FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008; and (iv) with respect to any other matters properly brought before the Annual Meeting, in accordance with the recommendations of the Board of Directors, or, if no recommendations are given, in accordance with the judgment of the proxy holders.

This Proxy Statement, the proxy card, and our Annual Report were first mailed on or about April 11, 2008, to shareholders of record at the close of business on March 31, 2008 (the "Record Date").

The terms "we," "our," "us," or the "Company" refer to Knight Transportation, Inc. and its subsidiaries.

Voting Rights

Only holders of record of our Common Stock, par value $0.01 per share ("Common Stock"), at the close of business on the Record Date are entitled to vote at the Annual Meeting, either in person or by valid proxy.  Except in the election of directors, shareholders are entitled to one vote for each share held of record on each matter of business to be considered at the Annual Meeting.  In the election of directors, Arizona law requires cumulative voting.  See "Required Vote; Cumulative Voting."  As of the Record Date, there were issued and outstanding approximately 85,519,943 shares of our Common Stock, entitled to cast an aggregate 85,519,943 votes on all matters subject to a vote at the Annual Meeting, other than in the election of the Class I directors, where the shares are entitled to an aggregate 171,039,886 votes.  Votes cast at the Annual Meeting will be tabulated by the Inspector of Elections and the results of all items voted upon will be announced at the Annual Meeting.

Quorum Requirement

In order to transact business at the Annual Meeting, a quorum must be present.  A quorum is present if a majority of the issued and outstanding shares of Common Stock as of the Record Date are represented at the Annual Meeting in person or by proxy.  Shares that are entitled to vote but that are not voted at the direction of the holder (called "abstentions") and shares that are not voted by a broker or other record holder due to the absence of instructions from the beneficial owner (called "broker non-votes") will be counted for the purpose of determining whether a quorum is present.

Required Vote; Cumulative Voting

Election of Directors.  Directors are elected by plurality of the votes cast, which means that the director nominees receiving the highest number of votes for their election will be elected as directors.  Abstentions and broker non-votes are not counted as votes for the election of any director nominee.  Under the Constitution of the State of Arizona, as well as Section 10-728 of the Arizona Revised Statutes, shareholders have cumulative voting rights in electing directors of an Arizona corporation.  Cumulative voting means that each shareholder, when electing directors, has the right to cast as many votes in the aggregate as he, she, or it has voting shares multiplied by the number of directors to be elected.  For example, this year two Class I directors will be elected.  If a shareholder has 100 shares of Common Stock, the shareholder is entitled to cast a total of 200 votes in the election of the Class I directors and may cast 200 votes for a single director nominee or distribute those votes between the two Class I director nominees.

Other Matters.  Approval of the other matters submitted to shareholders for consideration and action at the Annual Meeting requires that the number of votes cast for the matter exceeds the number of votes cast against the matter.  Abstentions and broker non-votes will be disregarded in determining whether a matter has been approved.  In other words, abstentions and broker non-votes will be counted neither as votes for, nor as votes against, a matter.

Right to Attend the Annual Meeting; Revocation of Proxy

Returning a proxy card now will not interfere with your right to attend the Annual Meeting or to vote your shares personally at the Annual Meeting, if you wish to do so.  Shareholders who execute and return proxies may revoke them at any time before they are exercised by giving written notice to our Secretary at our address, by executing a subsequent proxy and delivering it to our Secretary, or by attending the Annual Meeting and voting in person.

Costs of Solicitation

We will bear the cost of solicitation of proxies, which we expect to be nominal and will include reimbursements for the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock.  Proxies will be solicited by mail and may be solicited personally by our directors, officers, or employees, who will not receive any additional compensation for any such services.

Annual Report

The information included in this Proxy Statement should be reviewed in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements, Reports of our Independent Registered Public Accounting Firm, and other information included in our 2007 Annual Report to Shareholders that was mailed on or about April 11, 2008, together with this Notice of Annual Meeting and Proxy Statement, to all shareholders of record as of the Record Date.  A copy of our Annual Report is available free of charge on the Shareholder Relations section of our corporate website at http://www.knighttrans.com.  The Annual Report is not incorporated into this Proxy Statement, and is not considered proxy-soliciting material.

How to Read this Proxy Statement

This Proxy Statement contains the proposals to be considered by shareholders at the Annual Meeting, as well as important information concerning, among other things: our management and our Board of Directors; executive compensation; transactions between us and our officers, directors, and affiliates; the stock ownership of management and other large shareholders; the services provided to us by and fees of Deloitte & Touche LLP, our independent registered public accounting firm; and instructions for shareholders who want to make proposals at the 2009 Annual Meeting of Shareholders.  Each shareholder should read this information before completing and returning the enclosed proxy card.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board of Directors presently consists of eight members.  The directors are divided into three classes, with each class serving a three-year term.  The shareholders elect approximately one-third of the Board of Directors each year.  Two Class I directors will be elected at the Annual Meeting.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Donald A. Bliss and Richard J. Lehmann for election as Class I directors at the Annual Meeting.  During 2007, Mr. Mark Scudder, a Class I Director, resigned from the Board.  The Nominating and Corporate Governance Committee is searching for, but has not yet selected, a third Class I Director to stand for election to the Board.

Each Class I director nominee will be elected to serve until the 2011 Annual Meeting of Shareholders or until his successor shall have been duly elected and qualified or his resignation or removal, whichever occurs first.  Each of the Class I director nominees has consented to serve a three-year term.

If any of the nominees named above should become unavailable to serve as a director, the Board of Directors may designate a substitute nominee.  In that case, the proxy holders will vote for the substitute nominee designated by the Board.

Class I Director Nominees

Information concerning the nominees standing for election as Class I directors follows:

Donald A. Bliss, 75	Director Since 1995

Donald A. Bliss has served as a member of our Board of Directors since February 1995.  Until his retirement in December 1994, Mr. Bliss was the Chief Executive Officer and Vice President of U.S. West Communications, a U.S. West company.  Mr. Bliss also is a director of the Western and Southern Life Insurance Company and the Biltmore Bank of Arizona. Mr. Bliss served as Chairman of the Western Region Advisory Board of AON Risk Services of Arizona, Inc. from October 2001 to February 2005.

Richard J. Lehmann, 64	Director Since 2006

Richard J. Lehmann has served as a member of our Board of Directors since February 2006.  Mr. Lehmann serves as the founding principal of the Biltmore Bank of Arizona and is the Chairman of Bank Capital Corporation, the holding company for the Biltmore Bank of Arizona.  Until December 31, 1999, Mr. Lehmann served as Vice Chairman of Bank One, when it acquired FCNBC, creating the fifth largest bank in the United States, with responsibility for all consumer banking and credit card operations.  Mr. Lehmann's previous positions include Chairman and Chief Executive Officer of Valley National Bank.  Prior to that, Mr. Lehmann spent 20 years with Citigroup in various positions, including 10 years in the International Division, with more than three years as a Senior Corporate Officer in Europe, the Middle East, and Africa.  Mr. Lehmann is a member of the board of directors of the Arizona Board of Nature Conservancy and the TGen Foundation.   He also serves on the Mayo Advisory Board and serves on the Board of Trustees at Thunderbird, The Garvin School of International Management.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES.

CONTINUING DIRECTORS

Class II Directors

Certain information regarding our current Class II directors who were elected in 2006 for terms expiring at our 2009 Annual Meeting of Shareholders follows:

Gary J. Knight, 56	Director Since 1990

Gary J. Knight has served as the Vice Chairman of our Board of Directors since January 2004.  Mr. Knight served as our President from 1993 to January 2004, and has been one of our officers and a member of our Board of Directors since 1990.  From 1975 until 1990, Mr. Knight was employed by Swift Transportation Co., Inc. ("Swift"), a long-haul truckload carrier, where he was an Executive Vice President.

G.D. Madden, 68	Director Since 1997

G.D. Madden has served as a member of our Board of Directors since January 1997.  Since 1996, Mr. Madden has been President of Madden Partners, a consulting firm he founded, which specializes in transportation technology and strategic issues.  Prior to founding Madden Partners, he was President and Chief Executive Officer of Innovative Computing Corporation, a subsidiary of Westinghouse Electric Corporation.  Mr. Madden founded Innovative Computing Corporation ("ICC"), a privately held company, which grew to be the largest supplier of fully integrated management information systems to the trucking industry.  Mr. Madden sold ICC to Westinghouse in 1990 and continued to serve as its President and Chief Executive Officer until 1996.

Kathryn L. Munro, 59	Director Since 2005

Kathryn L. Munro has served as a member of our Board of Directors since April 2005.  She is a principal of BridgeWest, LLC, a private equity investment company specializing in wireless technology companies.  Ms. Munro was the Chairperson of BridgeWest from February 1999 until July 2003.  From 1996 to 1998, Ms. Munro served as Chief Executive Officer of Bank of America's Southwest Banking Group and was President of Bank of America Arizona from 1994 to 1996.  Ms. Munro has served on the boards of directors of Flow International Corporation, a Seattle-based manufacturer of industrial tools, since 1996; and Pinnacle West Capital Corporation, the holding company of Arizona Public Service and Pinnacle West Energy, since 2000. Ms. Munro served on the board of Capitol Bancorp Limited, a Michigan-based multi-bank holding company, from 2002 to 2006.

Class III Directors

Certain information regarding our current Class III directors who were elected in 2007 for terms expiring at our 2010 Annual Meeting of Shareholders follows:

Kevin P. Knight, 51	Director Since 1990

Kevin P. Knight has served as the Chairman of our Board of Directors since May 1999 and has served as our Chief Executive Officer since 1993.  He has been one of our officers and directors since 1990.  From 1975 to 1984 and again from 1986 to 1990, Mr. Knight was employed by Swift, where he served as Executive Vice President and President of Cooper Motor Lines, Inc., a Swift subsidiary.  From February 2004 through February 2008, Mr. Knight served on the Board of Directors of Universal Technical Institute, Inc., a provider of post-secondary education. Mr. Knight currently serves on the Board of Directors and Executive Committee of the American Trucking Associations.

Randy Knight, 59	Director Since 1989

Randy Knight has served as a member of our Board of Directors since our inception in 1989.  Mr. Knight served as one of our officers from 1989 until July 1999, when he resigned from being an officer.  Mr. Knight served as the Chairman of the Board from 1993 to 1999.  From 1985 to June 2004, Mr. Knight held a significant ownership interest in and served as the Chairman of Total Warehousing, Inc., a commercial warehousing and local transportation business located in Phoenix, Arizona.  Mr. Knight sold his interest in Total Warehousing to a third party in June 2004.  Mr. Knight was employed by Swift or related companies from 1969 to 1985, where he was a Vice President.  Mr. Knight is a director of the Biltmore Bank of Arizona.

Michael Garnreiter, 56	Director Since 2003

Michael Garnreiter has served as a member of our Board of Directors since September 2003.  Mr. Garnreiter currently is the managing member of Rising Sun Restaurant Group, LLC, an eight-restaurant chain of casual dining locations. Mr. Garnreiter also is a director and member of the audit committees of Taser International, Inc., a manufacturer of non-lethal protection devices, Amtech Systems, Inc., a supplier of horizontal diffusion furnace systems, and, effective February 2008, Syntax-Brillian Corporation, a designer, developer, and distributor of high-definition televisions.  From 2002 through 2006, Mr. Garnreiter served as the Executive Vice President, Treasurer, and Chief Financial Officer of Main Street Restaurant Group, Inc., a publicly held restaurant operating company.  Prior to joining Main Street, Mr. Garnreiter served as a general partner of Arthur Andersen LLP.  Mr. Garnreiter began his career with Arthur Andersen in 1974 after graduating with a Bachelor of Science degree in accounting from California State University at Long Beach.  In 1986, he became the managing partner of Arthur Andersen's Tucson, Arizona office.  Mr. Garnreiter is a Certified Public Accountant in California and Arizona.

Kevin Knight, our Chairman and Chief Executive Officer, and Keith Knight, one of our executive officers, are brothers and are cousins of Randy Knight and Gary Knight, who also are brothers.

CORPORATE GOVERNANCE

Applicable Corporate Governance Requirements

Our Common Stock has been listed on the New York Stock Exchange (the "NYSE") since December 30, 2004, and we are subject to the listing standards, including those relating to corporate governance.  Prior to listing on the NYSE, our Common Stock was listed on the Nasdaq National Market ("NASDAQ"), and we were subject to the NASDAQ listing standards, including those related to corporate governance.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines to further its goal of providing effective governance of our business and affairs for the long-term benefit of our shareholders.  A copy of the corporate governance guidelines is available free of charge on the Shareholder Relations section of our corporate website at http://www.knighttrans.com and is available in print to any shareholder who requests it. The Nominating and Corporate Governance Committee is responsible for periodically reviewing the corporate governance guidelines and recommending changes as appropriate to ensure the effective functioning of our Board of Directors and high quality corporate governance.

Code of Ethics

The Board of Directors has adopted a Code of Ethical Conduct that applies to all of our directors, officers, and employees.  In addition, we maintain a Policy Governing Responsibilities of Financial Managers and Senior Officers (the "Financial Responsibilities Policy") that applies to our senior executive officers (Executive Vice President or above), Chief Financial Officer, Chief Accounting Officer, Controller, and any other employees who are responsible for the management of our funds or for the operation and maintenance of our financial accounting and reporting system.  The Code of Ethical Conduct and Financial Responsibilities Policy includes provisions applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, which constitute a "code of ethics" within the meaning of Item 406(b) of Regulation S-K.  Copies of the Code of Ethical Conduct and Financial Responsibilities Policy are available free of charge on the Shareholder Relations section of our website at http://www.knighttrans.com and are available in print to any shareholder who requests them.

The Board of Directors and Its Committees

Board of Directors

Meetings of the Board of Directors.  During the year ended December 31, 2007, our Board of Directors met on four regularly scheduled occasions and did not hold any special meetings.  Each of the directors, other than Randy Knight, attended 75% or more of the meetings of the Board of Directors and the meetings held by all of the committees of the Board on which he or she served.  Mr. Randy Knight's absence from Board meetings during 2007 was due to a medical condition.  We encourage our directors to attend our Annual Meetings of Shareholders.  Eight of our then-current directors attended the 2007 Annual Meeting of Shareholders.

Independent Directors.  In accordance with NYSE Rule 303A.02(a), the Board of Directors affirmatively determines the independence of each director after reviewing the findings and recommendations of the Nominating and Corporate Governance Committee.  Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has determined that Donald A. Bliss, G.D. Madden, Michael Garnreiter, Mark Scudder (who resigned as a member of the Board of Directors effective November 9, 2007), Kathryn L. Munro, and Richard J. Lehmann are independent (collectively, the "Independent Directors").  Except in their capacities as directors or as holders of an immaterial amount of securities of other entities, neither Mr. Bliss, Mr. Madden, Mr. Garnreiter, nor Ms. Munro either directly or in his or her capacity as a partner, shareholder, officer, or similar position of another organization, has or in the past three years had any business or financial relationship with us or any of our subsidiaries.  Mr. Scudder is president of a law firm to which we paid approximately $207,000 for legal services in 2007 and which currently provides legal services to us.  Based upon information regarding the law firm's total revenues for each of the past three years supplied by Mr. Scudder, the Board of Directors has determined that the relationship between us and Mr. Scudder is not material.  See "Certain Relationships and Related Transactions" for additional information concerning our financial relationships with Mr. Scudder. None of the Independent Directors or any of their immediate family members has or had any of the disqualifying relationships with us or our subsidiaries specified in NYSE Rule 303A.02(b).

Executive Sessions.  In 2007, pursuant to NYSE Rule 303A.03, our Independent Directors held two meetings, referred to as "executive sessions," at which only the Independent Directors were present. The Chairman of the Nominating and Corporate Governance Committee acts as the presiding director for all executive sessions.  Mr. Bliss currently serves as the Chairman of the Nominating and Corporate Governance Committee and will continue in that capacity following the Annual Meeting. Our non-management directors, who are comprised of the Independent Directors and Mr. Randy Knight, met once in 2007.  Our non-management directors and independent directors will each continue to hold at least one meeting annually at which only independent and non-management directors are present, respectively.

Communication with Directors.  Our Board of Directors provides a process for shareholders to send written communications to the entire Board or to individual directors.  To send a communication to the entire Board of Directors, your communication should be addressed as follows: The Board of Directors, Knight Transportation, Inc., c/o David A. Jackson – Secretary, 5601 West Buckeye Road, Phoenix, Arizona 85043.  Written communications addressed in this manner will be copied and distributed to each director at or prior to the next Board meeting.  If you wish to communicate with an individual director, your communication should be addressed as follows: Name – Director, Knight Transportation, Inc., c/o David A. Jackson – Secretary, 5601 West Buckeye Road, Phoenix, Arizona 85043.  Written communications received in this manner will not be opened, but rather delivered unopened to the director to whom they are addressed at or prior to the next Board meeting, following clearance through normal security procedures.

In addition, we provide a method for concerned parties to communicate directly with our non-management directors.  Any person wishing to contact our non-management directors may contact these directors through our presiding non-management director, the Chairman of the Nominating and Corporate Governance Committee, whose contact information may be obtained by writing our Secretary, David A. Jackson, at the address set forth above or by calling our Investor Relations Department at telephone number (602) 606-6224.

Committees of the Board of Directors

The Board of Directors has standing Audit, Nominating and Corporate Governance, Compensation, and Executive Committees.  The Board does not maintain any other standing committees.  The following table sets forth the membership of each of the standing committees of the Board of Directors as of February 29, 2008.

Name	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Executive Committee
Donald A. Bliss	X	X		X
G.D. Madden	X		X
Michael Garnreiter	X
Kevin P. Knight				X
Gary J. Knight				X
Kathryn L. Munro		X	X	X
Richard J. Lehmann		X	X

The Audit Committee

Purpose, Functions, Composition, and Meetings.  The primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of:

•	the integrity of our financial statements;

•	the qualifications, independence, and performance of our independent registered public accounting firm; and

•	our compliance with legal and regulatory requirements related to financial reporting.

As more fully outlined in the Audit Committee's charter, the primary functions of the Audit Committee include:

•
making determinations regarding the selection and retention of our independent registered public accounting firm and reviewing and pre-approving such firm's fees and the proposed scope of its services; and

•
reviewing, and meeting with our management, internal auditors, and independent registered public accounting firm, as applicable, to discuss, our financial statements and financial and related disclosures, accounting policies and principles, systems of internal control, and financial reporting processes.

Messrs. Bliss, Madden, and Garnreiter currently serve on the Audit Committee, and Mr. Garnreiter serves as the Chairman.  Each member of the Audit Committee satisfies the independence and other audit committee membership criteria set forth in NYSE Rule 303A.07.  Specifically, each member of the Audit Committee:

•	is independent under NYSE Rule 303A.02;

•	meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

•	is financially literate, as our Board of Directors has interpreted such qualification in its business judgment.

The Audit Committee met five times during 2007.  Each member of the Audit Committee attended all of the Audit Committee meetings during 2007.

Audit Committee Financial Expert.  The Board of Directors has determined that at least one "audit committee financial expert," as defined under Item 407(d)(5) of Regulation S-K, currently serves on the Audit Committee.  The Board of Directors has identified Mr. Garnreiter as an audit committee financial expert. Mr. Garnreiter is independent, as independence for audit committee members is defined under applicable NYSE rules.

Audit Committee Charter.  A copy of the Audit Committee's current charter is available free of charge on the Shareholder Relations section of our website at http://www.knighttrans.com and is available in print to any shareholder who requests it.

Report of the Audit Committee.  In performing its duties, the Audit Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K, and relating to certain other matters, including the independence of our independent registered public accounting firm.  The Report of the Audit Committee follows.

The Report of the Audit Committee shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference.

Report of the Audit Committee

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audit of the financial statements of the Company. Management of the Company has primary responsibility for the Company's financial statements and the overall reporting process, including maintenance of the Company's systems of internal control. The Company retains an independent registered public accounting firm that is responsible for conducting an independent audit of the Company's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and issuing a report thereon.

In undertaking its responsibilities, the Audit Committee has discussed the Company's financial statements with management and the Company's independent registered public accounting firm and, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and the independent registered public accounting firm.

For the fiscal year ended December 31, 2007, the Audit Committee has reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP, the Company's independent registered public accounting firm.  Specifically, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, as amended, "The Auditor's Communication with those Charged with Governance" and Rule 2-07 of Regulation S-X "Communication With Audit Committees," which include, among other things:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the accounting firm's conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management's accounting estimates, and the disclosures in the financial statements.

The Audit Committee has received the written disclosures from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committees" and discussed with the independent registered public accounting firm its independence.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

                            Michael Garnreiter, Chairman
                            G.D. Madden, Member
                            Donald A. Bliss, Member

The Nominating and Corporate Governance Committee

Purpose, Functions, Composition, and Meetings.  In February 2003, the Board of Directors established a nominating committee to recommend to the Board potential candidates for election as directors.  In November 2004, the nominating committee was reconstituted as the Nominating and Corporate Governance Committee.  Mr. Lehmann, Ms. Munro, and Mr. Bliss currently serve on the Nominating and Corporate Governance Committee, and Mr. Bliss serves as Chairman.

The purposes of the Nominating and Corporate Governance Committee are to assist the Board of Directors in improving our corporate governance, to train members of the Board, to improve the Board's governance functions, and to assist us in obtaining the highest quality independent directors.  As more fully detailed in the Nominating and Governance Committee's charter, the primary functions of the committee include:

•	evaluating the composition of the Board and selecting and recommending nominees for election or reelection to the Board or for appointment to fill Board vacancies;

•	developing and implementing regular and emergency succession plans for our senior management positions; and

•
reviewing and developing policies or making recommendations concerning other aspects of our corporate governance, such as the Board's committee structure, our corporate governance guidelines, director training and evaluation programs, and potential conflicts of interest.

All current members of the Nominating and Corporate Governance Committee are independent, as independence for nominating committee members is defined under applicable NYSE rules. In 2007, the Nominating and Corporate Governance Committee held one meeting.

The Nominating and Corporate Governance Committee met in March 2008 and approved the nomination of Donald A. Bliss and Richard J. Lehmann as Class I directors and recommended their election.  Both nominees are presently directors and have consented to stand for re-election.

Nominating and Corporate Governance Committee Charter.  A copy of the Nominating and Corporate Governance Committee's current charter is available free of charge on the Shareholder Relations section of our website at http://www.knighttrans.com and is available in print to any shareholder who requests it.

Process for Identifying and Evaluating Director Nominees.  Director nominees are chosen by the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee reviews the qualifications of various persons to determine whether they should be considered as candidates for membership on the Board of Directors. The Nominating and Corporate Governance Committee also accepts recommendations of director candidates from our other outside directors and our executive officers, advisors, and shareholders.  We do not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

The Nominating and Corporate Governance Committee reviews all candidate recommendations, including those properly submitted by shareholders, in accordance with the mandate contained in its charter.  The Nominating and Corporate Governance Committee assesses a candidate's judgment, integrity, independence, management or business skills and experience (particularly with public companies and companies in our industry or other industries related to our business), prominence and reputation in their profession, knowledge of corporate governance issues and Board functions, commitment to attend and actively participate in meetings and related Board activities, other commitments and responsibilities, and such other factors as the Nominating and Corporate Governance Committee determines are appropriate in light of our needs and the needs of the Board.  With regard to specific qualities and skills, the Nominating and Corporate Governance Committee believes it is necessary that: (i) at least a majority of the members of the Board of Directors qualify as "independent" under NYSE Rule 303A.02; (ii) at least three members of the Board of Directors satisfy the audit committee membership criteria specified in NYSE Rule 303A.07; and (iii) at least one member of the Board of Directors eligible to serve on the Audit Committee has sufficient knowledge, experience, and training concerning accounting and financial matters so as to qualify as an "audit committee financial expert" within the meaning of Item 407(d)(5) of Regulation S-K.

In addition to the qualifications and considerations described above, our corporate governance guidelines contain the following director eligibility criteria that impact the director nomination process:

•	a mandatory retirement age of 82 for all directors, subject to waiver by a majority of the Board;

•	director term limits of 20 years, following March 2, 2005, for all directors, subject to waiver by a majority of the Board;

•	no director may serve on more than five public company boards of directors, including our Board; and

•	our Chief Executive Officer may not serve on more than two other public company boards of directors in addition to our Board.

Consideration of Director Candidates Recommended by Shareholders.  The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders, provided that the following procedural requirements are satisfied.  Candidate recommendations should be mailed via certified mail, return receipt requested, and addressed to the Nominating and Corporate Governance Committee, Knight Transportation, Inc., c/o David A. Jackson – Secretary, 5601 West Buckeye Road, Phoenix, Arizona 85043.  To be considered, a shareholder recommendation must: (i) be received at least 120 days prior to the first anniversary of the date of the proxy statement for the prior year's Annual Meeting (by December 12, 2008 for director candidates to be considered for nomination for election at the 2009 Annual Meeting of Shareholders); (ii) contain sufficient background information, such as a resumé and references, to enable the Committee to make a proper judgment regarding the qualifications of the proposed nominee; (iii) be accompanied by a signed consent of the proposed nominee to serve as a director if elected  and a representation that such proposed nominee qualifies as "independent" under NYSE Rule 303A.02 or, if the proposed nominee does not qualify, a description of the reason(s) he or she is not "independent"; (iv) state the name and address of the person submitting the recommendation and the number of shares of our Common Stock owned of record or beneficially by such person; and (v) if submitted by a beneficial shareholder, be accompanied by evidence that the person making the recommendation beneficially owns shares of our Common Stock.

The Compensation Committee

Purpose, Functions, Composition, and Meetings.  The Compensation Committee reviews, analyzes, recommends, and approves all aspects of executive compensation.  As more fully outlined in the Compensation Committee's charter, the primary responsibilities of the Compensation Committee include:

•
reviewing and approving corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluating the Chief Executive Officer's performance in light of those objectives, and determining and approving the Chief Executive Officer's compensation based upon this evaluation;

•	reviewing and making recommendations to the Board regarding the compensation of our other executive officers;

•	reviewing and approving all forms of incentive compensation, including stock options and other stock-based awards to our executive officers; and

•	administering our stock option plan, as in effect from time-to-time.

During 2007, Mr. Madden, Mr. Lehmann, and Ms. Munro, served on the Compensation Committee, and Ms. Munro served as Chairperson.  Each of these individuals are currently members of the Compensation Committee.  The Compensation Committee met twice in 2007.  See "Executive Compensation – Compensation Discussion and Analysis" for a discussion of, including the role the Compensation Committee and our executive officers have in implementing, our processes and procedures for recommending and setting executive and director compensation.

Compensation Committee Charter.  A copy of the Compensation Committee's current charter is available free of charge on the Shareholder Relations section of our website at http://www.knighttrans.com and is available in print to any shareholder who requests it.

Report of the Compensation Committee.  In performing its duties, the Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board of Directors that our Compensation Discussion and Analysis be included in this Proxy Statement. The Report of the Compensation Committee follows.

The Report of the Compensation Committee shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management.  Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the year ended December 31, 2007.

                            Kathryn Munro, Chairperson
                            G.D. Madden, Member
                            Richard J. Lehmann, Member

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee have been, or are, one of our officers or employees.  During 2007, none of our executive officers served as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that had one or more executive officers serving as a member of our Board of Directors.  See "Certain Relationships and Related Transactions" for a description of certain transactions between us and our directors and executive officers, or their affiliates, and "Executive Compensation – Director Compensation" for a description of the compensation of the members of the Compensation Committee.

The Executive Committee

The Executive Committee is authorized to act on behalf of the Board of Directors when the Board of Directors is not in session.  Prior to Mr. Scudder resigning from the Board in November 2007, the Executive Committee was comprised of Messrs. Scudder, Kevin Knight, Gary Knight, and Bliss.  The Executive Committee did not meet during 2007.  The current members of the Executive Committee include Messrs. Kevin Knight, Gary Knight, and Bliss and Ms. Munro.  Ms. Munro became a member of the Executive Committee in February 2008.

Other Board and Corporate Governance Matters

Director Evaluation Program.  The Nominating and Corporate Governance Committee is responsible for developing and implementing a director evaluation program to measure the individual and collective performance of directors and the fulfillment of their responsibilities to our shareholders, including an assessment of the Board's compliance with applicable corporate governance requirements and identification of areas in which the Board might improve its performance.  The Nominating and Corporate Governance Committee also is responsible for developing and recommending to the Board of Directors for approval an annual self-evaluation process for the Board designed to assure that directors contribute to our corporate governance and to our performance.

Director Orientation and Training.  The Nominating and Corporate Governance Committee is responsible for developing and implementing an orientation program for new directors.  Under this program, we provide new, non-management directors a variety of materials to assist them in familiarizing themselves with our business, management structure, and operations and key legal, financial, risk management, and operational issues, as well as the policies, procedures, and responsibilities of the Board and its committees.  New, non-management directors also meet with members of our senior management and other non-management directors as part of their orientation.  We periodically provide materials to directors on various subjects to assist them in understanding our business and operations and in effectively discharging their duties.

Authority to Engage Advisors.  Each of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee is conferred by its charter with explicit authority to engage its own independent advisors, including legal counsel.

Management Succession Planning.  The Board of Directors has adopted a management succession plan that identifies emergency and potential long-term successors to our Chief Executive Officer, President, Chief Financial Officer, and certain other key members of senior management. The Nominating and Corporate Governance Committee, following consultation with our Chief Executive Officer, is responsible for giving an annual report to the Board of Directors with regard to management succession planning.  After reviewing this report and consulting with the members of the Nominating and Corporate Governance Committee and the Chief Executive Officer, the Board of Directors makes any changes or updates to the management succession plan that it determines are appropriate.

Our Executive Officers and Certain Significant Employees

The following table sets forth, as of March 31, 2008, certain information regarding our executive officers and Michael K. Liu, Erick Kutter, Greg Ritter, and Bill Ramsey, four significant employees.

Name	Age	Position

Kevin P. Knight	51	Chairman of the Board and Chief Executive Officer

Gary J. Knight	56	Vice Chairman of the Board

Keith T. Knight	53	Chief Operating Officer

David A. Jackson	32	Chief Financial Officer, Secretary, and Treasurer

Casey Comen	54	Executive Vice President of Sales

Michael K. Liu	35	President of Knight Transportation – Dry Van

Erick Kutter	40	President of Knight Refrigerated, LLC

Greg Ritter	49	President of Knight Brokerage, LLC

Bill Ramsey	48	Senior Vice President of Business Development

Keith T. Knight has served as our Chief Operating Officer since May 2006.  Prior to his appointment as Chief Operating Officer, Mr. Knight served as our Executive Vice President from 1993 until May 2006, and has been one of our officers since 1990.  He served as a director of our Board of Directors from 1990 to 2004.  From 1977 until 1990, Mr. Knight was employed by Swift, where he was a Vice President and Manager of Swift's Los Angeles terminal.

David A. Jackson joined us in April 2000.  He has served as our Chief Financial Officer since January 2004, as our Treasurer since May 2006, and our Secretary since November 2007.  Mr. Jackson served as our Corporate Purchasing Manager from April 2000 until July 2002, and as the Owner Operator Program Director from July 2002 until January 2004.

Casey Comen has served as our Executive Vice President of Sales since March 2004.  Prior to joining us, Mr. Comen was employed by Swift, where he most recently served as the Vice President of Sales and Marketing from 1997 through January 2004.

Michael K. Liu was appointed President of the Knight Transportation – Dry Van in April 2007.  Prior to his appointment as President of Knight Transportation – Dry Van, Mr. Liu served as a division manager for our Southern California Division since December 2003.  Mr. Liu also served as a training manager for our driver development department from January 2000 to December 2003.

Erick Kutter joined us in February 1993.  He has served as the President of Knight Refrigerated, LLC, our asset-based refrigerated business, since July 2004.  Prior to his appointment as President of Knight Refrigerated, Mr. Kutter was responsible for opening our service centers in Katy, Texas, Kansas City, Kansas, and Atlanta, Georgia.  Mr. Kutter also served as the division manager of our service center in Indianapolis, Indiana from July 1998 to April 2001.

Greg Ritter joined us in 2005.  He has served as the President of Knight Brokerage, LLC, our non-asset based brokerage business, since the opening of our brokerage business in 2005. He began his career in 1979 with C.H.Robinson Worldwide, where he was the branch manager for the Phoenix office for 18 years.

William "Bill" Ramsey joined us in April 2000 as part of the acquisition of Fastway Systems. He has served as Senior Vice President of Business Development, since October 2007. Prior to this assignment he served as Divisional Sales Manger and Division Manger in our Gulfport Division from April 2000 thru November 2006. Mr. Ramsey also served as our South West Regional Vice President from November 2006 to April 2007 where he served as General Manger of the South East from April 2007 thru October 2007.

See "Continuing Directors" for information concerning the business experience of Kevin P. Knight and Gary J. Knight.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and changes in ownership of our Common Stock and other equity securities.  Our officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely upon a review of the copies of such reports furnished to us, or written representations that no other reports were required, we believe that during the 2007 fiscal year, all Section 16(a) filing requirements applicable to our directors, executive officers, and greater than 10% beneficial owners were complied with, except that (i) Donald A. Bliss inadvertently failed to timely report on Form 4 the sale of shares, which occurred in June 2007, and (ii) Erick Kutter inadvertently failed to timely report on Form 4 the exercise of six different option grants on December 11, 2007, and the associated acquisition and sale of all shares received upon exercise.  All such transactions have been reported in subsequent filings.  Copies of Section 16(a) forms that our directors and executive officers file with the SEC are accessible through the Shareholder Relations section of our website at http://www.knighttrans.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Philosophy of Compensation

The Compensation Committee oversees all of our executive officer compensation arrangements.  The Compensation Committee has the specific responsibility to (i) review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, (ii) evaluate the performance of our CEO in light of those goals and objectives, and (iii) determine and approve the compensation level of our CEO based upon that evaluation.  The Compensation Committee also has the responsibility to review annually the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances.  In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executives' interests with the interests of our shareholders.  The Compensation Committee also reviews and approves all forms of incentive compensation, including stock option grants, stock grants, and other forms of incentive compensation granted to our executive officers.  The Compensation Committee takes into account the recommendations of our CEO in reviewing and approving the overall compensation of the other executive officers.

We believe that the quality, skills, and dedication of our executive officers are critical factors affecting our long-term value and success.  Our primary executive compensation goals include attracting, motivating, and retaining qualified executive officers who create long-term value for our shareholders.  We seek to accomplish this goal by rewarding past performance, incentivizing future performance, and aligning our executive officers' long-term interests with those of our shareholders.  Our compensation program is specifically designed to reward our executive officers for individual performance, years of experience, contributions to our financial success, and creation of shareholder value.  Our compensation philosophy is to provide overall compensation levels that (i) attract and retain talented executives and motivate those executives to achieve superior results, (ii) align executives' interests with our corporate strategies, our business objectives, and the long-term interests of our shareholders, and (iii) enhance executives' incentives to increase our stock price and maximize shareholder value.  In addition, we strive to ensure that our compensation, particularly salary compensation, is consistent with our constant focus on controlling costs.  Our primary strategy for building senior management depth has been to develop personnel from within our Company to ensure that our executive team as a whole remains dedicated to our customs, practices, and culture, recognizing, however, that we may gain talent and new perspectives from external sources.  Accordingly, in many instances we build our compensation elements around long-term retention and development together with annual rewards based on specific focus areas.

Elements of Compensation

Our compensation program for senior executive officers has two major elements, fixed and incentive compensation.  The total compensation for senior executive officers, including the Named Executive Officers (as defined below), consists of one or more of the following components: (i) base salary, (ii) incentive compensation, which may include a performance-based annual cash bonus and long-term equity incentives in the form of stock options and other stock-based awards or grants, (iii) other compensation, including specified perquisites, and (iv) employee benefits, which are generally available to all of our employees.

The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements.  In making decisions regarding an executive's total compensation, the Compensation Committee considers whether the total compensation is (i) fair and reasonable to us, (ii) internally appropriate based upon our culture and the compensation of our other employees, and (iii) within a reasonable range of the compensation afforded by other opportunities.  The Compensation Committee also bases its decisions regarding compensation upon its assessment of the executive's leadership, integrity, individual performance, years of experience, skill set, level of commitment and responsibility required in the position, contributions to our financial success, the creation of shareholder value, and current and past compensation.  In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation.  Consistent with our culture of cost control and high level of performance, the Compensation Committee historically has attempted to keep base salaries relatively low and weight overall compensation toward incentive cash and equity-based compensation.  The Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value.  The Compensation Committee also considers the tax consequences associated with each element of compensation, including whether the deductibility of compensation is expected to be limited under Section 162(m) of the Internal Revenue Code.  In determining whether to increase or decrease an element of compensation, we rely upon the business experience of the members of the Compensation Committee, the Compensation Committee's general understanding of compensation levels at public companies, and the historical compensation levels of the executive officers, and, with respect to executives other than the CEO, we consider the recommendations of the CEO.  We generally do not rely on rigid formulas (other than performance measures under our annual cash bonus program) or short-term changes in business performance when setting compensation.

The following summarizes the compensation elements we used to attract, motivate, and retain our Chief Executive Officer, Chief Financial Officer, and our four other most highly compensated executive officers, for the fiscal year ended December 31, 2007 (collectively, the "Named Executive Officers").

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract and retain highly qualified executives, but not at a level that allows them to achieve the overall compensation they desire.  Base pay is a critical element of our compensation program because it provides our executive officers with stability.  Compensation stability allows our executives to focus their attention and efforts on creating shareholder value and on our other business objectives.  In determining base salaries, we consider the executive's current salary and the executive's qualifications and experience, including, but not limited to, the executive's length of service with our Company, the executive's industry knowledge, and the quality and effectiveness of the executive's leadership, integrity, scope of responsibilities, dedication to our shareholders and Company, past performance, and future potential of providing value to our shareholders.  We do not formally benchmark salary or total executive compensation against the executive compensation of any other company or group of companies.  From time to time, the Compensation Committee has considered the form and level of compensation disclosed by other publicly traded truckload carriers, certain other transportation companies, and companies of similar size and market capitalization in general.  We set our base salaries at a level that allows us to pay a portion of an executive officer's total compensation in the form of incentive compensation, including annual cash bonuses and long-term incentives, and perquisites.  We believe this mix of compensation helps us incentivize our executives to maximize shareholder value in the long run.  We consider adjustments to base salaries annually to reflect the foregoing factors but do not apply a specific weighting to such factors.

Incentive Compensation

Performance-Based Annual Cash Bonuses

On December 21, 2005, our shareholders approved and ratified our 2005 Executive Cash Bonus Plan ("Cash Bonus Plan"). We use our Cash Bonus Plan to provide annual incentives to executive officers in a manner designed to (i) link increases in compensation to increases in our income in order to reinforce cost controls, (ii) reinforce our performance goals, and (iii) link a significant portion of our executives' compensation to the achievement of such goals.  We also use the Cash Bonus Plan to preserve for our benefit a federal tax deduction for payments of incentive compensation to our executive officers.  Cash bonuses are designed to reward executive officers for their contributions to our financial and operating performance and are based primarily upon our financial results and certain operating statistics that the Compensation Committee identifies each year as being important to our success.

Under the Cash Bonus Plan, the Compensation Committee is required to set, for each executive officer, one or more objective performance targets.  The annual cash bonus amount awarded to each executive officer is primarily dependent upon us reaching or exceeding specified, objective performance targets.  Performance targets may be based on the attainment of specified levels of one or any variation or combination of the factors listed in the Cash Bonus Plan.  Corporate performance targets are typically established on a combined basis of sales and earnings growth targets in order to align cash compensation payments with our performance and the creation of shareholder value.  Additionally, individual performance targets may be based on the successful implementation of corporate policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans, or the exercise of specific areas of managerial responsibility.  The Compensation Committee also reserves the right to award cash bonuses for achievements in leadership, innovation, initiative, and other non-objective performance indicia outside the Cash Bonus Plan.  These awards are made on a discretionary basis and are unrelated to the attainment of the Cash Bonus Plan's objective, performance criteria.  The Compensation Committee sets the specific performance targets for each executive officer after (i) engaging in active dialog with our CEO concerning our strategic objectives and performance, and (ii) reviewing the appropriateness of the financial measures used in the Cash Bonus Plan.

Concurrently with establishing the performance targets, the Compensation Committee also establishes a maximum cash bonus award opportunity for each executive officer.  An executive's maximum cash bonus award opportunity may not exceed the plan maximum of $2 million annually (however, the maximum award approved for any executive has never exceeded $354,000).  In determining an executive officer's maximum cash bonus opportunity, the Compensation Committee considers (i) the value that achieving specific performance targets will add to our shareholders, (ii) the degree of difficulty in achieving specific performance targets, and (iii) each of the other elements comprising the executive's total compensation.  When calculating the cash bonus earned by an executive officer, the Compensation Committee may, in its sole discretion, eliminate or reduce the size of a bonus if it deems such action is appropriate but may not increase a bonus above the executive's maximum cash bonus opportunity.  Further, the Compensation Committee is required to certify, prior to payment, that the executive officer achieved the respective performance targets underlying the cash bonus.  Under a policy adopted by the Compensation Committee in 2008, two-thirds of a Named Executive Officer's total cash bonus opportunity will be determined under the Cash Bonus Plan and one-third is subject to discretionary awards made by the Compensation Committee, after taking into account the recommendations of the CEO and such non-objective criteria as leadership, innovation, initiative, and other non-objective performance indicia that are of value to us and our shareholders.

Long-Term Incentives

On December 21, 2005, our shareholders approved and ratified our Amended and Restated 2003 Stock Option Plan (the "Amended and Restated 2003 Plan").  The Amended and Restated 2003 Plan is a broad-based equity compensation plan that we use to attract, motivate, and retain qualified executive officers by providing them with long-term incentives.  We also use the Amended and Restated 2003 Plan to align our executives' and shareholders' long-term interests by creating a strong, direct link between executive compensation and shareholder return.

The Amended and Restated 2003 Plan allows the Compensation Committee to link compensation to performance over a period of time by using equity-based awards, which often value a company's long-term prospects, requiring holding periods for equity grants, and granting awards that have multiple-year vesting schedules.  Awards with multiple-year vesting schedules, such as stock options, provide balance to the other elements of our compensation program that otherwise link compensation to annual performance.  Awards with multiple-year vesting schedules create incentive for executive officers to increase shareholder value over an extended period of time because the value received from such awards is based on the growth of the stock price above the grant price.  Such awards also incentivize executives to remain with us over an extended period of time.  Thus, we believe the Amended and Restated 2003 Plan is an effective way of aligning the interests of our executive officers with those of our shareholders.

Under the Amended and Restated 2003 Plan, the Compensation Committee may grant stock options or award restricted stock as forms of executive officer compensation.  To date, the Compensation Committee has only awarded stock options to our Named Executive Officers under the Amended and Restated 2003 Plan because the Committee believes that stock options have historically been an effective means of incentivizing executive officers to work toward, and rewarding them for, increasing shareholder value.  Further, the Compensation Committee prefers stock options as a method of equity compensation, rather than restricted stock, because we have over 1,000 participants in our stock option program and the Compensation Committee believes there is value in maintaining a consistent incentive throughout the organization.  The Compensation Committee recognizes a broad trend toward some level of restricted stock grants and may, in its discretion, award restricted stock in the future.

The Compensation Committee considers several factors when determining the number of options to award to our executive officers, including (i) the recommendations of our CEO; (ii) the value of the option in relation to other elements of total compensation; (iii) the number of options currently held by the executive; (iv) the number of options granted to the executive in prior years; and (v)  the executive's position, scope of responsibility, ability to affect our profits, ability to create shareholder value, and historic and recent performance.  The Compensation Committee also has approved a policy whereby the primary grant of options or restricted stock to our Named Executive Officers will be made on the date of the Annual Meeting of Shareholders.  Options granted under the Amended and Restated 2003 Plan (i) have a grant date that is established when the Compensation Committee approves the grant and all key terms have been determined, (ii) have an exercise price equal to the fair market value of the underlying Common Stock on the date of the grant, (iii) are subject to a vesting schedule, (iv) are exercisable for a maximum term of 10 years, and (v) once made, may not be repriced.  Additional information concerning the Amended and Restated 2003 Plan is set forth under "Proposal No. 2 – Approval of the Second Amendment to the Amended and Restated 2003 Stock Option Plan."

Other Compensation

We provide our Named Executive Officers with certain other benefits that we believe are reasonable, competitive, and consistent with our overall executive compensation program.  We believe that these benefits generally allow our executives to work more efficiently.  The costs of these benefits generally constitute only a small percentage of each executive's total compensation, with the exception being the air travel allowance for our CEO as described below.  In setting the amount of these benefits, the Compensation Committee considers each executive's position and scope of responsibilities and all other elements comprising the executive's compensation.

Employee Benefits

Our Named Executive Officers are eligible to participate in all of our employee benefit plans, such as our 401(k) Plan and medical, dental, and group life insurance plans, in each case on the same basis as our other employees.

Compensation Paid to Our Named Executive Officers

Compensation Paid to Our Chief Executive Officer

Mr. Kevin Knight has been our CEO since 1993 and has served as Chairman of the Board since 1999.  Since Mr. Knight became our CEO, we have achieved considerable growth in revenue, earnings, and market value.  We have been named to Forbes Magazine's list of the "200 Best Small Companies in America" for thirteen consecutive years and Mr. Knight has managed our growth and development during that time.  In discussions with the CEO, the Compensation Committee determined that the following items were most important to motivating continued performance from the CEO:  (i) a base salary that is commensurate with his level of responsibility and commitment to our Company, but not so high that it would undermine the cost-control culture of our Company, (ii) a significant amount of equity compensation to align the CEO's compensation with increasing shareholder value, and  (iii) a travel allowance that would permit use of private aircraft at the CEO's discretion to manage far-flung operations without unduly affecting his availability for business or damaging his lifestyle.  Mr. Knight does not participate in the determination of his own compensation.

Based on the Compensation Committee's consideration of the foregoing factors and at the request of the CEO, the Compensation Committee determined not to increase Mr. Knight's salary for 2007.  Thus, Mr. Knight's salary for 2007 remained constant at $590,000.

For 2007, the Compensation Committee also approved a maximum performance-based cash bonus opportunity under which Mr. Knight was eligible to receive a cash bonus of up to 60% of his base salary for 2007.  The percentage of salary assigned to Mr. Knight's potential bonus was based on the Compensation Committee's evaluation of (i) the magnitude of Mr. Knight's ability to impact corporate performance based on his responsibilities, (ii) the composition of Mr. Knight's total compensation package, including the fact that his salary remained constant for 2007, and (iii) our long-term profitability and earnings goals.  Mr. Knight's potential bonus as a percentage of his salary was greater than the other Named Executive Officer's because the Compensation Committee believed that, based upon his responsibilities, Mr. Knight had a greater ability to impact corporate performance than the other Named Executive Officers.

The Compensation Committee set performance targets ("CEO Performance Targets") for Mr. Knight that were tied to us achieving certain financial and operating benchmarks (20% of his maximum bonus as a percentage of his salary was tied to achieving revenue growth of 12.5%; 20% of his maximum bonus as a percentage of his salary was tied to achieving earnings growth of 12.5%; 6.7% of his maximum bonus as a percentage of his salary was tied to having a dry van operating ratio of 80.0%; 6.7% of his maximum bonus as a percentage of his salary was tied to having a refrigerated operating ratio of 85.0%; and 6.7% of his maximum bonus as a percentage of his salary was tied to having a brokerage operating ratio of 90.0%).  The Compensation Committee also set intermediate benchmarks relative to each CEO Performance Target to help the Compensation Committee determine the appropriate cash bonus to the extent the full CEO Performance Target was not achieved.  The Compensation Committee also determined that in the event earnings per diluted share ("EPS") growth of 12.5% was achieved, all CEO Performance Targets would be deemed satisfied and the maximum cash bonus would be awarded to Mr. Knight.  The Compensation Committee believed that the CEO Performance Targets, specifically the growth in EPS, represented aggressive, yet achievable goals for Mr. Knight to earn 100% of the maximum cash bonus award.  In addition to the maximum bonus opportunity, as described above, the Compensation Committee created specific parameters for awarding cash bonus compensation within certain incremental ranges of achievement of the CEO Performance Targets.  See "Compensation Paid to Our Other Named Executive Officers" for a description of these incremental ranges.

The Compensation Committee met in March 2008 to discuss, review, and approve the 2007 cash bonus awards for the Named Executive Officers, including Mr. Kevin Knight.  The Committee reviewed the foregoing policies, our financial and operating performance, and the CEO Performance Targets with the CEO and the Chief Financial Officer.  After determining that due to the difficult economic environment we had only partially achieved a number of the objective goals, and at the suggestion of the CEO, the Compensation Committee exercised negative discretion, as permitted by the Cash Bonus Plan, and reduced the cash bonus compensation that would have been payable to Mr. Kevin Knight to $45,000 from $78,682.  The CEO and the Compensation Committee recognized that, while our Company's earnings and certain other goals had not been achieved, the management team had worked extraordinarily hard, despite the fact that 2007 represented a continuation of one of the most difficult operating environments in several years (including continued weakness in the truckload market due to excess capacity and the lack of a strong "peak" shipping season) for the execution of our business model, and had still achieved much better margins than most other trucking companies.  The negative discretion exercised with regard to the CEO's cash bonus did not reflect any negative determination concerning the CEO's performance by the Compensation Committee.

On May 24, 2007, after considering the number of options granted to Mr. Knight in prior years and Mr. Knight's position, scope of responsibility, ability to affect our profits, ability to create shareholder value, and historic and recent performance, as described above, the Compensation Committee granted Mr. Knight an option to purchase 45,000 shares our Common Stock, with an exercise price equal to the fair market value of the underlying Common Stock on the date of the grant.

During 2007, we also paid a pre-determined amount of $200,000 for the business-related air travel of Mr. Knight, in his role as our CEO.  Mr. Knight used the allowance for all of his business-related air travel, whether commercial or charter.  With over 30 locations across the United States and numerous acquisitions, investor, supplier, industry, and other destinations, Mr. Knight was, and continues to be, required to travel by air frequently to carry out his responsibilities. Some of this travel involved a personal component, although we believe the personal component is immaterial compared to the business-related travel.  The Compensation Committee believes that the air-travel allowance was reasonable because it enhances Mr. Knight's ability to carry out his responsibilities as CEO.   The Compensation Committee also desired to avoid the complications of allocating business versus personal travel expenses on trips with more than one function.  Thus, the CEO's entire air-travel allowance was included as compensation, with any excess being payable personally by him.  During 2007, Mr. Knight also received a vehicle allowance of approximately $18,000.  Both the air-travel allowance and the vehicle allowance are included in the "All Other Compensation" column of the Summary Compensation Table.

In 2007, in addition to providing medical, dental, and group life insurance to Mr. Knight, we also contributed $850, which represents our maximum matching discretionary contribution per participant, to the 401(k) Plan of Mr. Knight.  We report the 401(k) contribution in the "All Other Compensation" column in the Summary Compensation Table.

Compensation Paid to Our Other Named Executive Officers

For all Named Executive Officers, other than our CEO, the form and amount of compensation was recommended by the CEO.  As discussed above, the Compensation Committee relies on the business experience of its members, the historical compensation levels of the Named Executive Officers, and its general understanding of compensation levels at public companies to determine that the CEO's recommendations with respect to the compensation levels and forms were appropriate for 2007.  The form of compensation was consistent with past years, with compensation consisting primarily of salary, cash bonus based on the achievement of certain financial and operating goals established through consultation with the Compensation Committee during the first quarter of the year, and equity compensation in the form of stock options.  For each of the Named Executive Officers, the Compensation Committee considered, among other things, our financial and operating results during 2006 and 2007, the duties and responsibilities of each executive, and the length of time each executive has been with us as further described in each executive's biography found herein.

In May 2007, after reviewing our financial performance for the fiscal year ended December 31, 2006, considering our compensation philosophy and the guidelines described above, recognizing the difficult economic environment that the Compensation Committee believed we would be operating in throughout 2007, and receiving the recommendation of the CEO, the Compensation Committee determined not to increase the base salaries of our Named Executive Officers, other than approving a $22,500 and a $5,000 increase to Messrs. Jackson's and Keith Knight's salaries, respectively.

The Compensation Committee approved the salary increase for Messrs. Jackson and Keith Knight based on the Compensation Committee's determination that in both instances, the prior salaries were inconsistent with the time commitment and responsibilities attendant to the position of Chief Financial Officer and Chief Operating Officer, respectively, and the Compensation Committee believed that the increases were merited based on standard market adjustments.  The Compensation Committee believed that the relatively large percentage increase to the CFO's salary was justified by a low salary in prior years and also recognized that the CFO's salary, after adjustment, remains relatively low for a chief financial officer.  In setting the CFO's salary, the Compensation Committee specifically considered the fact that the CFO has relatively less experience in his position, and in senior management in general, than the other Named Executive Officers.  In approving a relatively low salary for Mr. Gary Knight, our Vice Chairman, the Compensation Committee considered the fact that the Vice Chairman has reduced the number of hours worked on average each week but has focused his time on matters such as acquisitions, investments, strategic growth opportunities, and board of director planning and functions, all of which we believe can have a significant influence on value creation for shareholders.  Accordingly, the Compensation Committee, with the concurrence of the CEO, established a relatively lower cash compensation level for the Vice Chairman in view of his reduced daily time commitment.

For 2007, the Compensation Committee also approved a maximum performance-based cash bonus opportunity under which each of Messrs. Jackson, Keith Knight, Gary Knight, and Comen was eligible to receive a cash bonus of up to 30% of his base salary and Mr. Kohl was eligible to receive a cash bonus of up to 40% of his base salary.  The percentage of salary assigned to each Named Executive Officer was based on the CEO's recommendation and the Compensation Committee's evaluation of (i) the magnitude of each Named Executive Officer's ability to impact corporate performance based on the Named Executive Officer's responsibilities at the time, (ii) the composition of the respective Named Executive Officer's total compensation package, and (iii) our long-term profitability and earnings goals.  Mr. Kohl's potential bonus opportunity was greater than the other Named Executive Officers because the Compensation Committee believed that, based upon his responsibilities at the time, Mr. Kohl had a greater ability to affect corporate performance than the other Named Executive Officers.

Similar to establishing the CEO Performance Targets, the Compensation Committee set performance targets ("Performance Targets") for the Named Executive Officers, other than the CEO, that were related to revenue growth, earnings growth, and the operating ratio of each of our dry van, refrigerated, and brokerage operating units. The Performance Targets assigned to each Named Executive Officer were based upon the Compensation Committee's evaluation of each Named Executive Officer's responsibility at the time and how the achievement of certain goals would help us achieve leading growth and profitability.  Other than the CEO and Mr. Kohl, Each Named Executive Officer's maximum bonus as a percentage of salary was as follows: 10% was tied to achieving revenue growth of 12.5%; 10% was tied to achieving earnings growth of 12.5%; 3.3% was tied to having a dry van operating ratio of 80.0%; 3.3% was tied to having a refrigerated operating ratio of 85.0%; and 3.3% was tied to having a brokerage operating ratio of 90.0%. Mr. Kohl's maximum bonus as a percentage of salary was as follows: 13.3% was tied to achieving revenue growth of 12.5%; 13.3% was tied to achieving earnings growth of 12.5%; and 13.3% was tied to having a dry van operating ratio of 80.0%.  The Compensation Committee also set intermediate benchmarks relative to each Performance Target to help the Compensation Committee determine the appropriate cash bonus to the extent the full Performance Target was not achieved.  The Compensation Committee also determined that in the event EPS growth of 12.5% was achieved, all Performance Targets would be deemed satisfied and the maximum cash bonus would be awarded to each Named Executive Officer.  The Compensation Committee believed that the Performance Targets, specifically the growth in EPS, represented aggressive, yet achievable goals for the Named Executive Officers to earn 100% of the maximum cash bonus award.

In addition to the maximum bonus opportunity, as described above, for each Named Executive Officer, the Compensation Committee created specific parameters for awarding cash bonus compensation within certain incremental ranges of achievement of the Performance Targets.  The Compensation Committee adopted the supplemental bonus criteria shown below after considering (i) our historic cash bonus structure and (ii) the need for a more transparent, objective method for awarding cash bonus compensation to the Named Executive Officers.

2007 Named Executive Officer Incremental Ranges of Performance Targets (1)
Revenue Growth Incremental Target Thresholds	2.5%	5.0%	7.5%	10.0%	12.5%
Bonus Earned as a Percentage of the Maximum Bonus	20.0%	40.0%	60.0%	80.0%	100%

Earnings Growth Incremental Target Thresholds	2.5%	5.0%	7.5%	10.0%	12.5%
Bonus Earned as a Percentage of the Maximum Bonus	20.0%	40.0%	60.0%	80.0%	100%

Dry Van Operating Ratio Incremental Target Thresholds	84.0%	83.0%	82.0%	81.0%	80.0%
Bonus Earned as a Percentage of the Maximum Bonus	20.0%	40.0%	60.0%	80.0%	100%

Refrigerated Operating Ratio Incremental Target Thresholds	89.0%	88.0%	87.0%	86.0%	85.0%
Bonus Earned as a Percentage of the Maximum Bonus	20.0%	40.0%	60.0%	80.0%	100%

Brokerage Operating Ratio Incremental Target Thresholds	94.0%	93.0%	92.0%	91.0%	90.0%
Bonus Earned as a Percentage of the Maximum Bonus	20.0%	40.0%	60.0%	80.0%	100%

(1)
The Compensation Committee did not have discretion to award cash bonuses for partial achievement of a Performance Target, other than as set forth in this table (i.e. if revenue growth would have been 4.8%, the bonus earned as a percentage of the maximum bonus would have been 20.0%).

The Compensation Committee met in March 2008 to discuss, review, and approve the 2007 cash bonus awards for the Named Executive Officers.  The Committee reviewed the foregoing policies, our financial and operating performance, and the Performance Targets with the CEO and the Chief Financial Officer.  After determining that due to the difficult economic environment we had only partially achieved a number of the objective goals and pursuant to the established Performance Targets, the Compensation Committee awarded the following annual cash bonuses to the Named Executive Officers: $10,292 to Mr. Jackson, $21,912 to Mr. Keith Knight, $15,106 to Mr. Gary Knight, and $17,264 to Mr. Comen.  In connection with our movement toward more formal operating units, the responsibilities formerly associated with Mr. Kohl's position as President were eliminated and Mr. Kohl left our Company at the end of October 2007.  Accordingly, Mr. Kohl did not receive an annual cash bonus for 2007.

On May 24, 2007, after considering the number of options granted to each of the Named Executive Officers, other than the CEO, in prior years and each executive's position, scope of responsibility, ability to affect our profits, ability to create shareholder value, and historic and recent performance, the Compensation Committee granted (i) Mr. Jackson an option to purchase 12,500 shares our Common Stock, (ii) Mr. Keith Knight an option to purchase 20,000 shares our Common Stock, (iii) Mr. Gary Knight an option to purchase 12,500 shares our Common Stock, (iv) Mr. Comen an option to purchase 12,500 shares our Common Stock, and (v) Mr. Kohl an option to purchase 20,000 shares of our Common Stock.  Each of the foregoing option grants has an exercise price equal to the fair market value of the underlying Common Stock on the date of the grant.  Mr. Keith Knight's relatively higher stock option grant was in recognition of his appointment as our Chief Operating Officer during 2006 and the responsibilities attendant with that position and as an additional incentive for him to use his new position to seek opportunities to create shareholder value. Mr. Kohl forfeited his options when he left our Company.

Except for as described above with respect to the CEO, we did not pay for the personal air travel of any of our other executive officers, including our other Named Executive Officers. However, similar to our CEO, our other Named Executive Officers receive a vehicle allowance.  In 2007, in addition to providing medical, dental, and group life insurance to our Named Executive Officers, we also contributed $850, which represents our maximum matching discretionary contribution per participant, to the 401(k) Plan of each Named Executive Officer.  We report the vehicle allowance and the 401(k) contribution in the "All Other Compensation" column in the Summary Compensation Table.

Compensation Decisions with Respect to 2008

In March 2008, the Compensation Committee met and approved, at the recommendation of the CEO, a special discretionary cash bonus of $9,700 and $2,750 and a special option grant of 9,304 shares and 10,000 shares for Messrs. Jackson and Comen, respectively.  The bonuses and options were given in recognition of the services Messrs. Jackson and Comen provided during the first quarter of 2008 and were paid outside of our Cash Bonus Plan.  Particularly, the bonuses and options were meant to recognize Messrs. Jackson and Comen for the contributions each of them made during the first quarter of 2008 in helping us respond to the recession in the freight market.

For 2008, the Compensation Committee also approved maximum performance-based cash bonus opportunities under which (i) Mr. Kevin Knight is eligible to receive a cash bonus of up to 60% of his base salary; (ii) Mr. Keith Knight is eligible to receive a cash bonus of up to 40% of his base salary; and (iii) each of Messrs. Gary Knight, Jackson, and Comen is eligible to receive a cash bonus of up to 30% of his base salary.  As in 2007, the percentage of salary assigned to each Named Executive Officer is based on the Compensation Committee's evaluation of (i) the magnitude of each Named Executive Officer's ability to impact corporate performance based on the Named Executive Officer's responsibilities at the time, (ii) the composition of the respective Named Executive Officer's total compensation package, and (iii) our long term profitability and earnings goals.  The Compensation Committee increased Mr. Keith Knight's cash bonus opportunity from 30% to 40% of his base salary for 2008 compared to 2007 in light of Mr. Keith Knight's expanding responsibilities as our Chief Operating Officer and his increasing ability to affect our performance.  Two-thirds of each Named Executive Officer's cash bonus will be paid under the Cash Bonus Plan (the "Bonus Plan Compensation") and one-third will be discretionary, based upon the CEO's recommendations and the Compensation Committee's evaluation of each Named Executive Officer's performance.

In connection with the maximum performance-based cash bonus opportunities described above, the Compensation Committee set performance targets related to earnings growth compared with earnings in 2007 and having an annual consolidated operating ratio of 86.5% (the "2008 Performance Targets").  One-third of the maximum bonus opportunity is tied to earnings growth and one-third is tied to achieving the target operating ratio.  The 2008 Performance Target range for earnings growth is from 20% target bonus achievement at zero earnings growth to 100% bonus target achievement at 10% earnings growth.  There is no 2008 Performance Target range for the consolidated operating ratio.  However, there is an override feature such that 7.5% earnings per share growth (as opposed to earnings growth) will result in 100% achievement of the 2008 Performance Targets.  Given the economic and fuel cost environment at the date the targets were adopted, the Compensation Committee viewed the 2008 Performance Targets as reflecting a range of performance that is achievable but uncertain, with the upper end of the range reflecting a significant accomplishment. The 2008 Performance Targets do not reflect any view of ours concerning earnings expectations for the year.  The 2008 Performance Targets were recommended by the CEO and approved by the Compensation Committee.

In addition to the 2008 Performance Targets, the Compensation Committee also has the discretion to evaluate and award each Named Executive Officer, after taking into account the CEO's recommendations, up to one-third of the cash bonus opportunity based upon the executive's leadership, ability to influence others, dedication, integrity, creativity, and the promotion of our business.

Employment Agreements

We currently do not have any employment contracts, severance agreements, change-of-control agreements, or other arrangements with our executive officers, including our Named Executive Officers, that provide for payment or benefits to any executive officer at, following, or in connection with a change in control, a change in an executive officer's responsibilities, or an executive officer's termination of employment, including resignation, severance, retirement, or constructive termination.

Summary Compensation Table

The following table sets forth information concerning the total compensation for fiscal year 2007 awarded to, earned by, or paid to those persons who were, at December 31, 2007, (i) our Chief Executive Officer, (ii) our Chief Financial Officer, (iii) our four other most highly compensated executive officers with total compensation exceeding $100,000 for the fiscal year ended December 31, 2007 (collectively, the "Named Executive Officers").

Name and Principal Position	Year	Salary ($)	Options Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Total ($)
Kevin P. Knight, Chairman and Chief Executive Officer	2007 2006	590,000 568,462	286,247 210,482	45,000 354,000	218,840 196,833	1,140,087 1,329,777
David A. Jackson, Chief Financial Officer	2007 2006	145,221 118,500	90,006 68,393	10,292 39,750	850 850	246,369 227,493
Keith T. Knight, Chief Operating Officer	2007 2006	327,827 328,961	160,421 124,690	21,912 97,500	16,450 850	526,610 552,001
Gary Knight, Vice Chairman(3)	2007 2006	227,500 -	112,961 -	15,106 -	13,210 -	368,777 -
Casey Comen, Vice President of Sales	2007 2006	260,000 255,692	201,212 94,341	17,264 78,000	12,934 12,934	491,410 440,967
Timothy M. Kohl(4)	2007 2006	304,615 312,769	163,406 247,754	- 132,000	14,142 21,990	482,163 714,513

(1)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 and 2006 fiscal years for the fair value of stock options granted in those years, as well as prior fiscal years, in accordance with SFAS 123R.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  For additional information on the valuation assumptions with respect to the 2007 grants, refer to note 8 of our financial statements as provided in the Form 10-K for the year-ended December 31, 2007, as filed with the SEC.  For information on the valuation assumptions with respect to grants made prior to 2007, refer to the notes of our financial statements as provided in the Form 10-K for the respective year-end.  See the Grants of Plan-Based Awards Table for information on options granted in 2007.  These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(2)	See the All Other Compensation Table for additional information.
(3)	Mr. Gary Knight was not a Named Executive Officer during 2006.
(4)
In connection with our movement toward more formal operating units, the responsibilities formerly associated Mr. Kohl's position as President were eliminated and Mr. Kohl left our Company at the end of October 2007. Pursuant to Item 402(a)(3)(iv), Mr. Kohl's compensation for 2007 is included.

All Other Compensation Table

The following table describes, for 2007, each component of the "All Other Compensation" column in the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits(1) ($)	Insurance Premiums ($)	Contributions to Retirement and 401(k) Plans ($)	Total ($)
Kevin P. Knight	2007	217,990	-	850	218,840
David A. Jackson	2007	-	-	850	850
Keith T. Knight	2007	15,600	-	850	16,450
Gary Knight	2007	12,360	-	850	13,210
Casey Comen	2007	12,084	-	850	12,934
Timothy M. Kohl(2)	2007	13,292	-	850	14,142

(1)
This column represents the total amount of perquisites and other personal benefits provided to the Named Executive Officer, if the aggregate of such benefits were equal to or exceeded $10,000.  For Mr. Kevin Knight, $200,000 of this amount represents a cash air-travel allowance and the remainder represents a cash vehicle allowance.  For each of the other Named Executive Officers, this amount includes compensation for a cash vehicle allowance.

(2)
In connection with our movement toward more formal operating units, the responsibilities formerly associated Mr. Kohl's position as President were eliminated and Mr. Kohl left our Company at the end of October 2007.  Pursuant to Item 402(a)(3)(iv), Mr. Kohl's compensation for 2007 is included.

Narrative to Summary Compensation Table

See "Executive Compensation – Compensation Discussion and Analysis" for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to our Named Executive Officers during 2007.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(5) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6) ($)
		Threshold ($)	Target(1) ($)	Maximum ($)
Kevin P. Knight	05/24/2007	- -	236,000 -	- -	- 45,000(2)	- 18.23	- 378,900
David A. Jackson	05/24/2007	- -	31,000 -	- -	- 12,500(2)	- 18.23	- 105,250
Keith T. Knight	05/24/2007	- -	88,000 -	- -	- 20,000(2)	- 18.23	- 168,400
Gary Knight	05/24/2007	- -	45,500 -	- -	- 12,500(2)	- 18.23	105,250
Casey Comen	05/24/2007	- -	52,000 -	- -	- 12,500(3)	- 18.23	- 105,250
Timothy M. Kohl(4)	05/24/2007	- -	- -	- -	- 20,000	- 18.23	- 168,400

(1)
This column represents the approximate value of the maximum payout pursuant to our Cash Bonus Plan for each Named Executive Officer based upon the attainment of specified performance targets that were established by the Compensation Committee in March 2008.  The amount represents two-thirds of each executive's maximum cash bonus opportunity.  The Compensation Committee has discretion to pay the executive less than the amount set forth in this column, but such amount, if any, is undeterminable at this time.  In addition to the amount in this column, each Named Executive Officer may receive up to an additional one-third of his maximum cash bonus opportunity based upon the CEO's recommendations and the Compensation Committee's evaluation of each Named Executive Officer's performance.  This additional one-third, will be awarded, if at all, outside of our Cash Bonus Plan.  The potential bonuses are based upon each Named Executive Officer's 2007 salary because the 2008 salaries have not been established.  The potential bonuses are performance-driven and therefore completely at risk.

(2)
This represents the number of stock options granted in 2007 to the Named Executive Officer. On December 31, 2007, 20% of these options vested with the remaining options vesting 5% per calendar quarter thereafter and becoming fully vested on December 31, 2011.

(3)	This represents the number of stock options granted in 2007 to Mr. Comen. This option vested 50% on March 1, 2008 and 50% will vest on March 1, 2009.
(4)
In connection with our movement toward more formal operating units, the responsibilities formerly associated Mr. Kohl's position as President were eliminated and Mr. Kohl left our Company at the end of October 2007.   Pursuant to Item 402(a)(3)(iv), the stock option grant made to Mr. Kohl in May of 2007 is included; however, upon his departure, Mr. Kohl forfeited these options.

(5)	This column represents the exercise price for the stock options granted, which was the closing price of our stock on May 24, 2007, the grant date.
(6)
This column represents the grant date fair value of the stock options under SFAS 123R granted to the Named Executive Officers in 2007.  The fair value was calculated using the Black Scholes value on the grant date of approximately $8.42.  The fair value of the option awards are accounted for in accordance with SFAS 123R.  For additional information on the valuation assumptions, refer to note 8 of our financial statements in the Form 10-K for the year-ended December 31, 2007, as filed with the SEC.  These amounts reflect our accounting expense to be recognized over the vesting period of the options awarded, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

Narrative to Grants of Plan-Based Awards

See "Executive Compensation – Compensation Discussion and Analysis" for a complete description of (i) the performance targets for payment of annual incentives, and (ii) the options that we awarded during the year.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning all stock option grants held by our Named Executive Officers as of December 31, 2007.  All outstanding equity awards are in shares of our Common Stock.

Option Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
Kevin P. Knight	08/06/2004 08/19/2005 05/24/2006 05/24/2007	54,000 750,000 30,000 9,000	13,500 - 45,000 36,000	12.57 15.68 18.44 18.23	08/05/2014 08/18/2015 05/23/2016 05/23/2017
David A. Jackson	03/01/2001 09/18/2001 06/05/2002 08/07/2003 08/06/2004 05/16/2005 05/24/2006 05/24/2007	5,063 3,375 3,375 1,575 6,000 9,000 6,000 2,500	- - - 2,363 1,500 6,000 9,000 10,000	4.40 4.89 8.44 11.44 12.57 15.53 18.44 18.23	02/28/2011 09/17/2011 06/04/2012 08/06/2013 08/05/2014 05/15/2015 05/23/2016 05/23/2017
Keith T. Knight	08/06/2004 08/19/2005 05/24/2006 05/24/2007	18,000 18,000 12,000 4,000	4,500 12,000 18,000 16,000	12.57 15.68 18.44 18.23	08/05/2014 08/18/2015 05/23/2016 05/23/2017
Gary Knight	08/06/2004 08/19/2005 05/24/2006 05/24/2007	18,000 13,500 6,000 2,500	4,500 9,000 9,000 10,000	12.57 15.68 18.44 18.23	08/05/2014 08/18/2015 05/23/2016 05/23/2017
Casey Comen	03/01/2004 03/01/2005 05/16/2005 05/24/2006 05/24/2007	18,750 7,500 - 3,333 -	37,500 7,500 7,500 6,667 12,500	11.03 18.09 15.53 18.44 18.23	02/28/2014 02/28/2015 05/15/2015 05/23/2016 05/23/2017
Timothy M. Kohl(2)	-	-	-	-	-

(1)	See the Vesting Schedule Table below for the vesting date of options held at fiscal year end by the Named Executive Officers.
(2)
In connection with our movement toward more formal operating units, the responsibilities formerly associated Mr. Kohl's position as President were eliminated and Mr. Kohl left our Company at the end of October 2007.  Upon his departure, Mr. Kohl forfeited all outstanding options.

Vesting Schedule Table

The following table describes the vesting schedule as of December 31, 2007, for each unexercisable option listed in the Outstanding Equity Awards at Fiscal Year-End Table.

Name	Option Grant Date	Option Awards Vesting Schedule
Kevin P. Knight	08/06/2004	20% vested December 31, 2004, and 5% vests at the end of each calendar quarter beginning March 2005.
	05/24/2006	20% vested December 31, 2006, and 5% vests at the end of each calendar quarter beginning March 2007.
	05/24/2007	20% vested December 31, 2007, and 5% vests at the end of each calendar quarter beginning March 2008.
David A. Jackson	08/07/2003	20% vests each year beginning August 7, 2006.
	08/06/2004	20% vested December 31, 2004, and 5% vests at the end of each calendar quarter beginning March 2005.
	05/16/2005	20% vested December 31, 2005, and 5% vests at the end of each calendar quarter beginning March 2006.
	05/24/2006	20% vested December 31, 2006, and 5% vests at the end of each calendar quarter beginning March 2007.
	05/24/2007	20% vested December 31, 2007, and 5% vests at the end of each calendar quarter beginning March 2008.
Keith T. Knight	08/06/2004	20% vested December 31, 2004, and 5% vests at the end of each calendar quarter beginning March 2005.
	08/19/2005	20% vested December 31, 2005, and 5% vests at the end of each calendar quarter beginning March 2006.
	05/24/2006	20% vested December 31, 2006, and 5% vests at the end of each calendar quarter beginning March 2007.
	05/24/2007	20% vested December 31, 2007, and 5% vests at the end of each calendar quarter beginning March 2008.
Gary Knight	08/06/2004	20% vested December 31, 2004, and 5% vests at the end of each calendar quarter beginning March 2005.
	08/19/2005	20% vested December 31, 2005, and 5% vests at the end of each calendar quarter beginning March 2006.
	05/24/2006	20% vested December 31, 2006, and 5% vests at the end of each calendar quarter beginning March 2007.
	05/24/2007	20% vested December 31, 2007, and 5% vests at the end of each calendar quarter beginning March 2008.
Casey Comen	03/01/2004	33% vests each year beginning March 1, 2007.
	03/01/2005	25% vests each year beginning March 1, 2006.
	05/16/2005	20% vests each year beginning May 16, 2008.
	05/24/2006	33% vests each year beginning March 1, 2007.
	05/24/2007	50% vests each year beginning March 1, 2008.

Option Exercises and Stock Vested

The following table sets forth information concerning the stock option exercises during 2007 for our Named Executive Officers.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Kevin P. Knight	-	-
David A. Jackson	-	-
Keith T. Knight	-	-
Gary Knight	-	-
Casey Comen	-	-
Timothy M. Kohl(1)	71,623	628,928

(1)	Exercise Detail

Exercise Date	Grant Date	# of Options Exercised	Grant Price ($)	Market Price on Exercise Date ($)
08/10/2007	09/18/2001	6,700	4.89	19.85
08/17/2007	09/18/2001	10,175	4.89	19.29
08/17/2007	06/05/2002	18,748	8.44	19.29
08/17/2007	06/01/2003	15,000	11.04	19.29
08/17/2007	08/06/2004	6,750	12.59	19.29
10/22/2007	08/06/2004	1,125	12.59	15.56
10/23/2007	05/16/2005	13,125	15.53	16.01

Director Compensation

The following table sets forth information concerning the compensation of our non-employee directors for fiscal 2007.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) (4) ($)	Total ($)
Donald A. Bliss	25,000	29,945(5)	1,153	56,098
Michael Garnreiter	34,950	22,496(6)	1,153	58,599
Randy Knight	22,500	4,947(7)	1,153	28,600
Richard J. Lehmann	22,500	28,490(8)	3,436	54,426
G. D. Madden	22,500	29,441(9)	1,153	53,094
Kathryn L. Munro	25,500	29,751(10)	1,153	56,404
Mark Scudder(12)	22,500	28,937(11)	1,153	52,590

(1)	This column represents the amount of cash compensation paid in 2007 for Board and committee service.
(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock awards granted to each non-employee director in 2007, in accordance with SFAS 123R.

(3)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to each non-employee director in fiscal years prior to 2007, in accordance with SFAS 123R.  No stock options were awarded to non-employee directors in 2007.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  For additional information on the valuation assumptions refer to note 8 of our financial statements in the Form 10-K for the respective year-end.  These amounts reflect our accounting expense to be recognized over the full vesting period, and do not correspond to the actual value that will be recognized by the directors.

(4)
As of December 31, 2007, (i) Mr. Bliss had 5,875 outstanding option awards; (ii) Mr. Garnreiter had 9,250 outstanding option awards; (iii) Mr. Randy Knight had 2,500 outstanding option awards; (iv) Mr. Lehmann had 3,500 outstanding option awards; (v) Mr. Madden had 7,000 outstanding option awards; (vi) Ms. Munro had 6,250 outstanding option awards; and (vii) Mr. Scudder had 7,000 outstanding option awards.

(5)
On February 15, 2007, Mr. Bliss received 384 shares of our Common Stock, determined by dividing the amount of the accrued director compensation subject to payment in Common Stock by the closing market price of our Common Stock as of February 14, 2007, or $19.40 per share, and on May 24, 2007, Mr. Bliss received 1,234 shares of our Common Stock, determined by dividing the current year’s director compensation subject to payment in Common Stock, by the closing market price of our Common Stock on the date of grant, or $18.23 per share. The shares awarded on May 24, 2007 are subject to certain holding and other restrictions.

(6)
On May 24, 2007, Mr. Garnreiter received 1,234 shares of our Common Stock, determined by dividing the current year’s director compensation subject to payment in Common Stock, by the closing market price of our Common Stock on the date of grant, or $18.23 per share. The shares awarded on May 24, 2007 are subject to certain holding and other restrictions.

(7)
On February 15, 2007, Mr. Randy Knight received 255 shares of our Common Stock, determined by dividing the amount of the accrued director compensation subject to payment in Common Stock by the closing market price of our Common Stock as of February 14, 2007, or $19.40 per share.

(8)
On February 15, 2007, Mr. Lehmann received 309 shares of our Common Stock, determined by dividing the amount of the accrued director compensation subject to payment in Common Stock by the closing market price of our Common Stock as of February 14, 2007, or $19.40 per share, and on May 24, 2007, Mr. Lehmann received 1,234 shares of our Common Stock, determined by dividing the current year’s director compensation subject to payment in Common Stock, by the closing market price of our Common Stock on the date of grant, or $18.23 per share. The shares awarded on May 24, 2007 are subject to certain holding and other restrictions.

(9)
On February 15, 2007, Mr. Madden received 358 shares of our Common Stock, determined by dividing the amount of the accrued director compensation subject to payment in Common Stock by the closing market price of our Common Stock as of February 14, 2007, or $19.40 per share, and on May 24, 2007, Mr. Madden received 1,234 shares of our Common Stock, determined by dividing the current year’s director compensation subject to payment in Common Stock, by the closing market price of our Common Stock on the date of grant, or $18.23 per share. The shares awarded on May 24, 2007 are subject to certain holding and other restrictions.

(10)
On February 15, 2007, Ms. Munro received 374 shares of our Common Stock, determined by dividing the amount of the accrued director compensation subject to payment in Common Stock by the closing market price of our Common Stock as of February 14, 2007, or $19.40 per share, and on May 24, 2007, Ms. Munro received 1,234 shares of our Common Stock, determined by dividing the current year’s director compensation subject to payment in Common Stock, by the closing market price of our Common Stock on the date of grant, or $18.23 per share. The shares awarded on May 24, 2007 are subject to certain holding and other restrictions.

(11)
On February 15, 2007, Mr. Scudder received 332 shares of our Common Stock, determined by dividing the amount of the accrued compensation subject to payment in Common Stock by the closing market price of our Common Stock as of February 14, 2007, or $19.40 per share, and on May 24, 2007, Mr. Scudder received 1,234 shares of our Common Stock, determined by dividing the current year’s director compensation subject to payment in Common Stock, by the closing market price of our Common Stock on the date of grant, or $18.23 per share. The shares awarded on May 24, 2007 are subject to certain holding and other restrictions.

(12)
Mr. Scudder resigned from the Board in November 2007.  Pursuant to the terms of the stock option award notices evidencing Mr. Scudder's option awards, Mr. Scudder has one year to exercise his outstanding option awards.

Narrative to Director Compensation

The Board of Directors, upon the recommendation of our Compensation Committee, establishes the form and amount of compensation paid to our directors who are not 10% shareholders or our officers or employees ("Outside Directors").  In February 2007, the Board or Directors, at the recommendation of the Compensation Committee, adopted a new compensation structure for Outside Directors.  In 2007, our Outside Directors received annual compensation of $45,000 payable 50% in cash and 50% in Common Stock.  The number of shares issued on May 24, 2007, was determined by dividing the amount of the compensation subject to payment in Common Stock by the closing market price of our Common Stock on the date of the grant.  The Common Stock was issued as stock grants under the Independent Director provision of our Amended and Restated 2003 Stock Option Plan, which reserved 100,000 shares of our Common Stock for compensatory stock grants to Outside Directors, subject to certain adjustments.  See "Proposal No. 2 – Approval of the Second Amendment to the Amended and Restated 2003 Stock Option Plan" for information with respect to increasing the number of shares reserved for issuance to our

Outside Directors to 200,000 shares.  The Common Stock issued also is subject to certain holding and other restrictions, including a requirement that each Outside Director must hold all Common Stock granted as compensation until such director holds a minimum of $100,000 in Common Stock.  Pursuant to our former Outside Director compensation structure, certain of our directors also elected to receive a portion of their accrued compensation from 2006 in the form of Common Stock on February 15, 2007.  For directors making such an election, the number of shares of our Common Stock issued, as indicated in the footnotes to the Director Compensation table, was determined by dividing the amount of the accrued compensation subject to payment in Common Stock by the closing market price of our Common Stock as of February 14, 2007. Under our new compensation structure for Outside Directors, director compensation is fully paid in the year the services are provided.

No fees were paid for attendance at meetings during 2007; however, in addition to the $45,000 payable to the other Outside Directors, the Chair of the Audit Committee received an annual fee of $5,000, the Chair of the Compensation Committee received an annual fee of $3,000, and the Chair of the Nominating and Corporate Governance Committee received an annual fee of $2,500.

Directors who are our employees or 10% shareholders do not receive compensation for Board or committee service.  During 2007, we did, however, reimburse all directors for travel and other related expenses.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 29, 2008, the number and percentage of outstanding shares of our Common Stock beneficially owned by each person known by us to beneficially own more than 5% of such stock, by each Named Executive Officer and our directors, and by all of our directors and executive officers as a group.  Share numbers and other information for FMR LLC, Wasatch Advisors, Inc., Wellington Management Company, LLP, and Ruane, Cunniff & Goldfarb Inc. included in the following table and notes are as of February 14, 2008, and based solely upon Schedules 13G and 13G/A filed with the SEC on February 14, 2008.  We had outstanding 86,048,103 shares of Common Stock as of February 29, 2008.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(2)
Kevin P. Knight(3)	7,400,252	8.5%
Gary J. Knight(4)	7,293,961	8.5%
Keith T. Knight(5)	7,096,621	8.2%
Randy Knight(6)	6,277,252	7.3%
Casey Comen(7)	61,666	*
G.D. Madden(8)	43,749	*
David A. Jackson(9)	39,388	*
Donald A. Bliss(10)	25,114	*
Michael Garnreiter(11)	10,940	*
Kathryn L. Munro(12)	9,321	*
Richard J. Lehmann(13)	5,447	*
Ruane, Cunniff & Goldfarb Inc. (14)	15,161,998	17.6%
FMR LLC(15)	10,938,777	12.7%
Wasatch Advisors, Inc. (16)	7,065,650	8.2%
Wellington Management Company, LLP(17)	6,268,949	7.3%
All directors and executive officers as a group 11 persons	28,286,711	32.4%

*	Represents less than 1.0% of the outstanding Common Stock.

(1)
The address of each Named Executive Officer and director is 5601 West Buckeye Road, Phoenix, AZ 85043.  The address for Ruane, Cunniff & Goldfarb Inc. is 767 Fifth Ave., New York, NY  10153.  The address for FMR LLC is 82 Devonshire St., Boston, MA  02109.  The address of Wasatch Advisors, Inc. is 150 Social Hall Ave., Salt Lake City, UT 84111.  The address for Wellington Management Company, LLP is 75 State St., Boston, MA  02109.

(2)
In accordance with applicable rules under the Exchange Act, the number of shares indicated as beneficially owned by a person includes shares of Common Stock and underlying options that are currently exercisable or will be exercisable within 60 days from February 29, 2008.  Shares of Common Stock underlying stock options that are currently exercisable or will be exercisable within 60 days from February 29, 2008, are deemed to be outstanding for purposes of computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)
Includes: (a) 6,521,585 shares beneficially owned by Kevin P. Knight over which he and his wife, Sydney Knight, exercise sole voting and investment power pursuant to a revocable living trust; (b) 22,312 shares held by the Kevin P. Knight and Sydney B. Knight Family Foundation over which Kevin P. Knight and his wife, Sydney Knight, as officers of the Foundation, exercise sole voting and investment power on behalf of the Foundation; (c) 3,979 shares owned by a minor child who shares the same household with Kevin P. Knight; and (d) 852,376 shares covered by stock options granted to Kevin P. Knight that are currently exercisable or that will become exercisable within 60 days.  Kevin P. Knight has pledged as security 2,908,046 of the shares that he beneficially owns.

(4)
Includes: (a) 7,250,336 shares beneficially owned by Gary J. Knight over which he exercises sole voting and investment power as a trustee under a revocable trust agreement; and (b) 43,625 shares covered by stock options granted to Gary J. Knight that are currently exercisable or that will become exercisable within 60 days.  Gary J. Knight has pledged as security 3,931,636 of the shares that he beneficially owns.

(5)
Includes: (a) 7,034,981 shares beneficially owned by Keith T. Knight over which he and his wife, Fawna Knight, exercise sole voting and investment power as trustees under a revocable trust agreement; (b) 1,119 shares beneficially owned by Keith T. Knight; (c) 1,119 shares beneficially owned by Fawna Knight; (d) 2,277 shares owned by minor children who share the same household with Keith T. Knight; and (e) 57,125 shares covered by stock options granted to Keith T. Knight that are currently exercisable or that will become exercisable within 60 days. Keith T. Knight has pledged as security 5,500,000 of the shares that he beneficially owns.

(6)
Includes: (a) 4,612,429 shares beneficially owned by Randy Knight over which he exercises sole voting and investment power as a trustee under a revocable trust agreement; (b) 1,662,323 shares held by a limited liability company for which Randy Knight acts as manager and whose members include Randy Knight and trusts for the benefit of his four children; and (c) 2,500 covered by stock options granted to Randy Knight that are currently exercisable or that will become exercisable within 60 days.  Randy Knight has pledged as security 4,612,429 of the shares that he beneficially owns.

(7)	Represents 61,666 shares covered by stock options granted to Casey Comen that are currently exercisable or that will become exercisable within 60 days.

(8)
Includes: (a) 36,749 shares held directly by G.D. Madden; and (b) 7,000 shares covered by stock options granted to Mr. Madden that are currently exercisable or that will become exercisable within 60 days.

(9)	Represents 39,388 shares covered by stock options granted to David A. Jackson that are currently exercisable or that will become exercisable within 60 days.

(10)
Includes: (a) 19,239 shares beneficially owned by Donald A. Bliss over which he exercises sole voting and investment powers under a revocable trust agreement; and (b) 5,875 shares covered by stock options granted to Mr. Bliss that are currently exercisable or that will become exercisable within 60 days.

(11)
Includes: (a) 1,690 shares held directly by Michael Garnreiter; and (b) 9,250 shares covered by stock options granted to Mr. Garnreiter that are currently exercisable or that will become exercisable within 60 days.

(12)
Includes: (a) 3,071 shares held directly by Kathryn L. Munro; and (b) 6,250 shares covered by stock options granted to Ms. Munro that are currently exercisable or that will become exercisable within 60 days.

(13)
Includes:  (a) 1,947 shares held directly by Richard J. Lehmann; and (b) 3,500 shares covered by stock options granted to Mr. Lehmann that are currently exercisable or that will become exercisable within 60 days.

(14)	Ruane, Cunniff & Goldfarb Inc. has sole voting power over 10,047,498 shares and sole dispositive power over 15,161,998 shares. It has shared voting power and shared dispositive power over no shares.

(15)	FMR LLC has sole voting power over 529,600 shares. It has sole dispositive power of 10,938,777 shares. It has shared voting power and shared dispositive power over no shares.

(16)	Wasatch Advisors, Inc. has sole voting power and sole dispositive power over 7,065,650 shares. It has shared voting power and shared dispositive power over no shares.

(17)	Wellington Management Company, LLP has sole voting power and sole dispositive power over no shares. It has shared voting power over 4,245,249 shares and shared dispositive power over 6,241,799 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee has established policies and procedures relating to the review and approval or ratification of any transaction, or any proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any "related person" (as that term is defined in Instruction 1 to Item 404(a) of Regulation S-K) had or will have a direct or indirect material interest, referred to as an "interested transaction." Upon review of the material facts of all interested transactions, the Audit Committee will either approve, ratify, or disapprove the interested transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the terms are arms'-length and the extent of the related person's interest in the transaction.  No director may participate in any discussion or approval of an interested transaction for which he or she, or his or her relative, is a related party.  If an interested transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.  During 2007, the following interested transactions were subject to such review and approval or ratification:

Mark Scudder, who resigned as a member of the Board of Directors effective November 9, 2007, is president of a law firm to which we paid approximately $207,000 for legal services in 2007 and which currently provides legal services to us. During 2007, Mr. Scudder received salary and bonuses from the law firm, none of which is directly related to services provided to us.  Based upon information regarding the law firm's total revenues for each of the past three years supplied by Mr. Scudder, the Audit Committee determined that this relationship is not material and ratified the transaction.

The Knight family has been involved in the transportation business for a number of years, and family members of Kevin Knight, Gary Knight, Keith Knight, and Randy Knight have been employed by us since our inception.  The Knight family members are employed on the same terms and conditions as non-related employees.  During 2007, we employed two individuals who were compensated in excess of $120,000 and are considered related persons under Item 404(a) of Regulation S-K.  The aggregate total compensation paid to these two individuals in 2007 was $341,904.  Based on the fact that these two individuals are employed on the same terms and conditions as non-related employees, the Audit Committee ratified these transactions.  We also employed eleven other related persons during 2007, none of whom received compensation in excess of $120,000.

See "Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – The Compensation Committee – Compensation Committee Interlocks and Insider Participation" for a description of transactions between us and members of our Compensation Committee or their affiliates.

PROPOSAL NO. 2 – APPROVAL OF THE SECOND AMENDMENT
TO THE AMENDED AND RESTATED 2003 STOCK OPTION PLAN

At the Annual Meeting, our shareholders are being asked to approve a proposed second amendment (the "Amendment") to the Amended and Restated 2003 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 6,000,000 shares to 9,000,000 shares, of which 200,000 shares will be reserved for issuance to our Outside Directors.  Currently, only 100,000 shares of the 6,000,000 shares are reserved for issuance to our Outside Directors.  Upon the recommendation of the Compensation Committee, the Board of Directors has approved the Amendment and has directed that it be submitted for shareholder approval at the Annual Meeting.

Background

In February 2003, the Board of Directors adopted the Company's 2003 Stock Option Plan (the "2003 Plan"), which was approved by our shareholders in May 2003. At our annual meeting in May 2005, our shareholders approved an amendment to the 2003 Plan increasing the number of shares of Common Stock reserved for issuance thereunder from 2,250,000 shares to 6,000,000 shares, both as adjusted to reflect a 3-for-2 stock split, a 50% stock dividend on December 23, 2005. At a special meeting in December 2005, our shareholders approved an amendment to the 2003 Plan limiting the number of shares with respect to which options may be granted to any one plan participant during a calendar year to 650,000 shares, subject to adjustment for stock dividends, stock splits, reverse stock splits, and similar transactions, and approved and ratified the amendment and restatement of the 2003 Plan to incorporate all prior amendments to the 2003 Plan (the "Amended and Restated 2003 Plan").

The purposes of the Amended and Restated 2003 Plan are to: (a) provide our employees with an opportunity to purchase Common Stock as an incentive to continue employment with us and to work toward our long-term growth, development, and financial success; (b) attract qualified Outside Directors by providing the automatic grant of certain nonqualified stock options to Outside Directors upon their appointment to our Board of Directors; and (c) attract, motivate, and retain the services of our Outside Directors and employees and reward such directors and employees by the issuance of equity grants so that these directors and employees will contribute to and participate in our long-term performance. In furtherance of these purposes, the Amended and Restated 2003 Plan authorizes the grant of stock options and restricted stock, subject to applicable law, to our directors, executive officers, and certain other full-time employees.

Reasons for Seeking Shareholder Approval of the Amendment

The Board of Directors believes that our success in executing our strategy is largely due to our talented and hard-working employees, including our drivers, and that our future success will depend on our ability to continue to attract and retain high caliber employees. We have maintained a stock option plan since 1994, and the Board believes that stock option grants have served as a highly effective recruiting and retention tool by allowing our employees to share in the ownership of our Company and have contributed to our revenue and earnings growth by aligning the long-term interests of our management and employees with those of our shareholders.

The Compensation Committee, which administers the Amended and Restated 2003 Plan, believes that the increase in the number of shares of Common Stock available for issuance under the Amended and Restated 2003 Plan is necessary for us to continue to offer our employees and directors an effective and competitive equity incentive program. The Compensation Committee believes that if additional shares are not available for stock grants, we would be required to discontinue or significantly curtail our current equity incentive program, which could have an adverse impact on our ability to attract and retain employees and directors.

The Compensation Committee recognizes its responsibility to strike a balance between shareholder concerns regarding the potential dilutive impact of stock options and other equity awards and our ability to attract, retain, and reward officers and employees whose contributions are critical to our long-term success. The total number of shares of Common Stock underlying stock option grants made over the past three fiscal years represented approximately 3.7% of the total number of shares of Common Stock outstanding as of December 31, 2007. The Compensation Committee expects that the additional shares requested will fund the Amended and Restated 2003 Plan for the next three to five years.

The Amended and Restated 2003 Plan is our only active equity compensation plan. As of December 31, 2007, there were 4,182,780 shares of our Common Stock subject to outstanding option grants under the Amended and Restated 2003 Plan and our prior stock option plan, the 1994 Amended and Restated Stock Option Plan (the "1994 Plan").  The 1994 Plan was terminated effective as of May 31, 2003, and no additional awards may be made under that plan.  As of December 31, 2007, there were 2,152,698 shares of Common Stock available for future grants under the Amended and Restated 2003 Plan.  On February 29, 2008, we made a special option grant of 916,602 shares, in the aggregate, to certain of our employees, including recently hired employees.  Of the total number of shares covered by outstanding options under the Amended and Restated 2003 Plan and the 1994 Plan, at December 31, 2007, 32.8% are issuable to the executive officers and directors and 67.2% are issuable to other employees.

Description of the Amended and Restated 2003 Plan

The principal provisions of the Amended and Restated 2003 Plan, as amended by the Amendment, are summarized below. This summary is not a complete description of the Amended and Restated 2003 Plan and is qualified by the full text of that plan.

General. The Amended and Restated 2003 Plan is a broad-based equity compensation plan that is designed to attract and retain directors, officers, and key employees, including drivers, to provide them with long-term incentives if we continue to achieve profitable growth, and to align their interests with the interests of our shareholders. The Amendment is effective, subject to the approval of our shareholders, as of June 1, 2008.  The Amended and Restated 2003 Plan was effective as of the date of its prior approval by our shareholders, and, if not terminated earlier, will expire on February 5, 2013.

Administration. The Amended and Restated 2003 Plan is administered by the Compensation Committee of our Board of Directors.

Eligibility and Awards. Under the Amended and Restated 2003 Plan, options and restricted stock may be granted to any of our full-time employees who, in the judgment of the Compensation Committee, (a) is qualified by position, training, ability, and responsibility to contribute substantially to our progress, (b) has a material, positive effect on our results of operations, or (c) is a key employee or critical line employee. At December 31, 2007, we had approximately 4,404 employees, with more than 1,100 participants who have outstanding options under the Amended and Restated 2003 Plan or the 1994 Plan. To date, our directors are the only individuals to have received restricted stock grants under the Amended and Restated 2003 Plan.

Options may be granted either as incentive stock options, as defined in section 422 of the Code ("ISOs"), or as nonqualified stock options ("NSOs"). The Amended and Restated 2003 Plan provides that an ISO may not have an exercise price that is less than 100% of the fair market value of the underlying Common Stock on the date of grant or be exercisable for a term of more than 10 years from the date of grant. However, in the case of ISOs granted to a person that holds more than 10% of the voting power of our outstanding capital stock, the Amended and Restated 2003 Plan provides that the exercise price may not be less than 110% of the fair market value of the underlying Common Stock and that the ISO may not be exercisable for a term of more than 5 years from the date of grant.

In March 2005, the Board of Directors adopted amendments (the "March 2005 Amendments") to the 2003 Plan to provide, among other things, that the exercise price of NSOs may not be less than 100% of the fair market value of the underlying Common Stock on the date of grant and to increase the number of shares of Common Stock reserved for issuance thereunder from 2,250,000 shares to 6,000,000 shares, both as adjusted to reflect a 3-for-2 stock split, effected in the form of a 50% stock dividend on December 23, 2005. Our shareholders approved the March 2005 Amendments at our May 2005 annual meeting. Prior to March 2005, the 2003 Plan had provided that NSOs could be granted at an exercise price of not less than 85% of the fair market value of the underlying Common Stock on the date of grant.  The only "below market" NSOs granted under the 2003 Plan prior to the March 2005 Amendments were the initial 2,500 shares grants to independent directors, as discussed below. The Amended and Restated 2003 Plan provides that NSOs may be granted for any reasonable term. Under the Amended and Restated 2003 Plan, the exercise price of options may be paid in cash or immediately available funds or in Common Stock valued at its then-current market value.

The Compensation Committee, in its discretion, selects the persons to whom options or restricted stock will be granted, the time or times at which such options or restricted stock will be granted, and the number of shares subject to each such grant. For this reason, it is not possible to determine the benefits or amounts that will be received by any particular officer or employee, or group of officers or employees, in the future. The Amended and Restated 2003 Plan provides, however, that the aggregate number of shares with respect to which options may be granted to any one plan participant during a calendar year shall not exceed 650,000 shares, subject to adjustment for stock dividends, stock splits, reverse stock splits, and similar transactions.

Prior to February 2007, upon their election or appointment to the Board, Outside Directors received an automatic NSO grant covering 2,500 shares of Common Stock equal to the fair market value on the date of grant. In addition to the initial NSO grant, in 2003 we adopted an annual stock option grant program for Outside Directors.  Under this program, Outside Directors received an NSO grant covering 1,000 shares of Common Stock on June 1 of each calendar year. The exercise price of these options is the fair market value on the date of grant.  In connection with this program, Outside Directors who had served on the Board for at least three years as of December 31, 2002, were granted a catch-up, NSO for 1,000 shares of Common Stock at an exercise price equal to the fair market value on June 2, 2003, the date of grant.  Except for the 1,000 share catch-up NSO described in the preceding sentence, all NSOs granted to an Outside Director, including the initial grant, are forfeitable if the Outside Director resigns within one year of the date of grant.

In February 2007, the Board of Directors adopted a new compensation structure for Outside Directors.  Under the new compensation structure, Outside Directors receive annual compensation, one-half of which is paid in cash and one-half of which is issued in common stock grants made under the Amended and Restated 2003 Plan.  The number of shares of Common Stock issued to a director is determined by dividing the amount of the compensation subject to payment in Common Stock by the closing market price of our Common Stock on the date of the grant.  Stock issued under the new program has been and will continue to be issued as stock grants under the Independent Director provision of our Amended and Restated 2003 Plan, which reserved 100,000 shares of our Common Stock for compensatory stock grants to Outside Directors, subject to certain adjustments. The Amendment will increase the shares reserved for issuance to Outside Directors to 200,000.

All grants made under the Amended and Restated 2003 Plan are evidenced by a written agreement between us and the participant. The Compensation Committee, subject to the limitations set forth in the Amended and Restated 2003 Plan, designates the terms and conditions of any option or restricted stock grant including, without limitation, the exercise price, vesting schedule, exercise rights, and termination or forfeiture provisions. The Amended and Restated 2003 Plan provides that stock options are non-transferable except pursuant to the laws of descent and distribution and generally terminate upon termination of employment for reasons other than death, disability, or early or normal retirement. The March 2005 Amendments explicitly prohibit the repricing of any options granted under the Amended and Restated 2003 Plan.

A participant does not have any rights as one of our shareholders with respect to shares of Common Stock subject to grants made under the Amended and Restated 2003 Plan until a stock certificate representing such shares is issued to the participant.

Shares Available for Issuance. There are presently 6,000,000 shares of Common Stock reserved and available for issuance pursuant to the Amended and Restated 2003 Plan, of which 100,000 shares are reserved for issuance to Outside Directors pursuant to the provisions described above. From the total shares reserved for issuance of grants under the Amended and Restated 2003 Plan, as of February 29, 2008, we had made award grants covering 4,698,292 shares, net of all shares that have been cancelled or forfeited. Any shares subject to outstanding option or restricted stock grants are counted against the shares reserved and available for issuance as one share for every share subject thereto. If an option expires or is terminated without having been exercised in full, or if a restricted stock grant is forfeited, the unexercised or forfeited option shares will become available for future grant under the Amended and Restated 2003 Plan.

The total number of shares reserved and available for issuance under the Amended and Restated 2003 Plan is automatically adjusted, without further action by the Board of Directors or shareholders, to reflect stock dividends, stock splits, reverse stock splits, subdivisions, reorganizations, reclassifications, or any similar recapitalizations that affect or modify the number of shares of outstanding Common Stock.

Mergers or Consolidations. If (i) our Company dissolves or undergoes any reorganization, including, without limitation, a merger or consolidation with any other organization, (ii) our Company is not the surviving entity in such reorganization, and (iii) the surviving entity does not agree to assume the options granted under the Amended and Restated 2003 Plan or to issue substitute options therefor, the options granted under the Amended and Restated 2003 Plan may be terminated. In connection with any such termination, each participant holding unexercised options must be notified of such termination and provided a reasonable period of not less than 15 days to exercise such options to the extent such options are then exercisable. The Compensation Committee may, in its sole discretion, prescribe such terms and conditions as it deems appropriate and authorize the exercise of stock options with respect to all shares covered in the event of a merger or consolidation. Any stock option not exercised in accordance with the terms and conditions prescribed by the Compensation Committee shall terminate as of the date specified by the Compensation Committee and, simultaneously, the Amended and Restated 2003 Plan itself shall be terminated without further action by us or our Board of Directors.

Amendment and Termination. The Board of Directors may terminate, suspend, discontinue, modify, or amend the Amended and Restated 2003 Plan in any respect, except that, without the approval of our shareholders, no amendment or modification may change the number of shares of Common Stock reserved and available for issuance (other than the automatic adjustments described above), change the designation of the class of employees eligible to receive awards, decrease the price at which options may be granted, or remove the administration of the Plan from the Compensation Committee. Notwithstanding the foregoing, the Board of Directors may not terminate the Amended and Restated 2003 Plan with respect to any outstanding option unless it gives the participant notice of termination and at least 15 days to exercise such option to the extent then exercisable.

Stock Price. On February 29, 2008, the closing price of our Common Stock was $14.79 per share.

Federal Income Tax Consequences

ISOs. An optionee is not treated as receiving taxable income upon either the grant of an ISO or upon the exercise of an ISO. However, the difference between the exercise price and the fair market value on the date of exercise is an item of tax preference at the time of exercise in determining liability for the alternative minimum tax, assuming that the Common Stock is either transferable or is not subject to a substantial risk of forfeiture under section 83 of the Code. If at the time of exercise, the Common Stock is both nontransferable and is subject to a substantial risk of forfeiture, the difference between the exercise price and the fair market value of the Common Stock (determined at the time the Common Stock becomes either transferable or not subject to a substantial risk of forfeiture) will be a tax preference item in the year in which the Common Stock becomes either transferable or not subject to a substantial risk of forfeiture.

If Common Stock acquired by the exercise of an ISO is not sold or otherwise disposed of within two years from the date of its grant and is held for at least one year after the date such Common Stock is transferred to the optionee upon exercise, any gain or loss resulting from its disposition is treated as long-term capital gain or loss. If such Common Stock is disposed of before the expiration of the above-mentioned holding periods, a "disqualifying disposition" occurs. If a disqualifying disposition occurs, the optionee realizes ordinary income in the year of the disposition in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price, or the selling price of the Common Stock and the exercise price, whichever is less. The balance of the optionee's gain on a disqualifying disposition, if any, is taxed as capital gain.

We are not entitled to any tax deduction as a result of the grant or exercise of an ISO, or on a later disposition of the Common Stock received, except that in the event of a disqualifying disposition, we are entitled to a deduction equal to the amount of ordinary income realized by the optionee.

NSOs. An optionee does not recognize any taxable income upon the grant of an NSO, and we are not entitled to a tax deduction by reason of such grant. Upon exercise of an NSO, the optionee recognizes ordinary income generally measured by the excess of the then fair market value of the shares over the exercise price, and we are entitled to a corresponding tax deduction. Upon a disposition of shares acquired upon exercise of an NSO by the optionee, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Such subsequent disposition by the optionee has no tax consequence to us.

Restricted Stock. Unless the recipient of a restricted stock grant elects to treat such grant as ordinary income at the time the grant is made, the recipient does not recognize taxable income upon the grant of restricted stock. Instead, the recipient will recognize ordinary income at the time of vesting (i.e. when the restrictions on the grant lapse) equal to the fair market value of the restricted shares on the vesting date minus any amount paid for the restricted shares. At the time that the recipient recognizes ordinary income in respect of the restricted stock grant, we would be entitled to a tax deduction for compensation expense equal to the amount of ordinary income recognized by the recipient.

The foregoing is only a summary of the effect of federal income taxation upon us and the participants under the Amended and Restated 2003 Plan. It does not purport to be complete, and does not discuss all of the tax consequences of a participant's death or the provisions of the income tax laws of any state, municipality, or foreign country in which the participants may reside.

Accounting Treatment

Prior to our adoption of the Statement of Financial Accounting Standards No. 123R ("SFAS 123R"), employee stock option awards at or above fair market value on the date of grant typically did not result in any direct charge to our reported earnings. However, the fair market value of these awards was required to be disclosed in the notes to our financial statements. We were also required to disclose, in the notes to the financial statements, the pro forma impact that these awards would have on our reported earnings and earnings per share if the fair value of the awards at the time of grant was treated as compensation expense.

Employee stock option awards with exercise prices below the fair market value of the date of grant resulted in direct compensation expense that was typically equal to the "spread" (i.e., the difference between the exercise price and the fair market value on the date of grant). Typically, this expense was amortized over the award's vesting period.

In December 2004, and as revised in April 2005, the Financial Accounting Standards Board ("FASB") released SFAS 123R. The accounting standards established by this statement require, beginning January 1, 2006, the expensing of stock options.  Accordingly, the foregoing summary of the applicable accounting treatment for stock options changed, effective with our fiscal year beginning January 1, 2006, and the stock options which were, and will be, granted under the Amended and Restated 2003 Plan have to be valued as of the grant date under an appropriate valuation formula, and that value is charged as a direct compensation expense against our reported earnings over the designated vesting period of the award. Similar option expensing was and is required for any unvested options on or after the January 1, 2006 effective date, with the grant date fair value of such unvested options being expensed against our earnings over the remaining vesting period.

Plan Benefits under the Amended and Restated 2003 Plan

The following table sets forth certain information regarding grants of stock options made under the Amended and Restated 2003 Plan during the year ended December 31, 2007, to: (i) each of the Named Executive Officers; (ii) all current executive officers of the Company as a group; (iii) all current directors who are not executive officers as a group; and (iv) all employees, including all current officers who are not executive officers, as a group.  Future awards, if any, that will be made to eligible participants under the Amended and Restated 2003 Plan are subject to the discretion of the Compensation Committee. Accordingly, future grants under the Amended and Restated 2003 Plan are not determinable.

Plan Benefits Amended and Restated 2003 Stock Option Plan

Name	Number of Options Granted During 2007	Percentage of Total Options Granted During 2007	Weighted Average Exercise Price Per Share ($/Share)
Kevin P. Knight, Chairman and Chief ExecutiveOfficer	45,000	6.5%	$18.23
David A. Jackson,(1) Chief Financial Officer	12,500	1.8%	$18.23
Keith T. Knight, Chief Operating Officer	20,000	2.9%	$18.23
Gary Knight Vice Chairman	12,500	1.8%	$18.23
Casey Comen,(2) Vice President of Sales	12,500	1.8%	$18.23
Timothy Kohl(3)	20,000	2.9%	$18.23
Executive Officer Group	122,500	17.7%	$18.23
Donald A. Bliss(4)	-	-	-
Richard J. Lehman(4)	-	-	-
Non-Executive Director Group(4) (5)	-	-	-
Employee Group(6)	572,615	82.4%	$18.13

(1)	In addition to the stock options reflected in the table, on February 29, 2008, Mr. Jackson was granted options with respect to 9,304 shares at an exercise price of $14.79 per share.
(2)	In addition to the stock options reflected in the table, on February 29, 2008, Mr. Comen was granted options with respect to 10,000 shares at an exercise price of $14.79 per share.
(3)
In connection with our movement toward more formal operating units, the responsibilities formerly held by Mr. Kohl as President were eliminated, and Mr. Kohl left our Company in October 2007. The options granted to Mr. Kohl in 2007 were forfeited due to his departure.

(4)	No options were granted to non-executive directors in 2007, including Mr. Bliss and Mr. Lehman, our director nominees.
(5)
During 2007, our non-executive directors received an aggregate of 9,416 shares of Common Stock in payment of directors' fees pursuant to the terms of the Amended and Restated 2003 Plan, of which 7,404 shares are subject to certain holding and other restrictions.

(6)
In addition to the stock options reflected in the table, on February 29, 2008, many of our employees were granted options with respect to 916,602 shares, in the aggregate, at an exercise price of $14.79 per share.

Equity Compensation Plan Information

The following table provides certain information, as of December 31, 2007, with respect to our compensation plans under which shares of Common Stock are authorized for issuance.  The Amended and Restated 2003 Plan is our only active equity compensation plan.  The number of shares of Common Stock reflected in column (a) of the following table is comprised of 3,643,675 shares subject to outstanding options granted under the Amended and Restated 2003 Plan and 539,105 shares subject to outstanding options granted under the 1994 Plan.  The number of shares of Common Stock reflected in column (c) of the following table is comprised entirely of shares available for future grant under the Amended and Restated 2003 Plan as of December 31, 2007, and neither takes into account the options granted on February 29, 2008, as described below, nor includes the additional shares reserved for issuance thereunder contemplated by the Amendment.  Shares of Common Stock underlying outstanding options granted under the Amended and Restated 2003 Plan that are terminated or expire unexercised will be available for future grant.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options warrants and rights	Number of securities remaining eligible for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	4,182,780	$14.06	2,152,698

Equity compensation plans not approved by security holders	-	-	-

Total	4,182,780	$14.06	2,152,698

On February 29, 2008 we granted options with respect to 916,602 shares under the Amended and Restated 2003 Plan.  As of March 1, 2008, there were 1,301,708 shares available for future grant, adjusted for the forfeiture of options since December 31, 2007, under the Amended and Restated 2003 Plan, excluding the additional shares reserved for issuance thereunder contemplated by the Amendment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE SECOND AMENDMENT TO THE AMENDED AND RESTATED 2003 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER FROM 6,000,000 TO 9,000,000. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

PROPOSAL NO. 3 – RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP to serve as our principal independent registered public accounting firm for fiscal 2008.  Deloitte & Touche also served as our principal independent registered public accounting firm in fiscal 2007.  At the Annual Meeting, our shareholders are being asked to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for fiscal 2008.  A representative of Deloitte & Touche is expected to be present at the Annual Meeting and to be available to respond to appropriate questions, and such representative will have an opportunity to make a statement at the Annual Meeting if he or she desires to do so.

Approval by our shareholders of the appointment of our independent registered public accounting firm is not required by law, any applicable NYSE rule, or by our organizational documents, but the Board of Directors is submitting this matter to our shareholders for ratification as a corporate governance practice.  Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment and retention of the independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Deloitte & Touche billed us the following amounts for services provided in the following categories during the fiscal years ended December 31, 2007 and 2006, respectively:

	Fiscal 2007	Fiscal 2006
Audit Fees(1)	$598,537	$507,851
Audit-Related Fees(2)	-	-
Tax Fees(3)	-	-
All Other Fees(4)	-	-
Total	$598,537	$507,851

(1)
"Audit Fees" represents the aggregate fees billed for professional services rendered by Deloitte & Touche for the audit of our annual financial statements and the review of financial statements included in our quarterly reports on Form 10-Q, or services that are normally provided by Deloitte & Touche in connection with statutory or regulatory filings or engagements for those fiscal years.

(2)
"Audit-Related Fees" represents the aggregate fees billed, other than Audit Fees, for assurance and related services by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting.  We were not billed for any Audit-Related Fees in 2007 or 2006.

(3)
"Tax Fees" represents the aggregate fees billed for professional services rendered by Deloitte & Touche for tax compliance, tax advice, and tax planning.  We were not billed for any Tax Fees in 2007 or 2006.

(4)
"All Other Fees" represents the aggregate fees billed for products and services provided by Deloitte & Touche, other than Audit Fees, Audit-Related Fees, and Tax Fees.  We were not billed for any Other Fees in fiscal 2007 or 2006.

Our Audit Committee maintains a policy pursuant to which it pre-approves all audit, audit-related, tax, and other permissible non-audit services provided by our principal independent registered public accounting firm in order to assure that the provision of such services is compatible with maintaining the accounting firm's independence.  Under this policy, the Audit Committee pre-approves, on an annual basis, specific types or categories of engagements constituting audit, audit-related, tax, or other permissible non-audit services to be provided by the principal independent registered public accounting firm.  Pre-approval of an engagement for a specific type or category of services generally is provided for up to one year and typically is subject to a budget comprised of a range of anticipated fee amounts for the engagement.  Management and the independent registered public accounting firm are required to periodically report to the Audit Committee regarding the extent of services provided by the accounting firm in accordance with the annual pre-approval and the fees for the services performed to date.  If management believes that a new service, or the expansion of a current service, provided by the principal independent registered public accounting firm is necessary or desirable then such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of the independent registered public accounting firm to render such services.  No audit-related, tax, or other non-audit services were approved by the Audit Committee pursuant to the de minimus exception to the pre-approval requirement under Rule 2-01(c)(7)(i)(C) of Regulation S-X during the fiscal year ended December 31, 2007.

SHAREHOLDER PROPOSALS

To be eligible for inclusion in our proxy materials relating to the 2009 Annual Meeting of Shareholders, shareholder proposals intended to be presented at that meeting must be received in writing by us on or before December 12, 2008.  However, if the date of the 2009 Annual Meeting of Shareholders is more than thirty days before or after May 22, 2009, then the deadline for submitting any such shareholder proposal for inclusion in the proxy materials relating to the 2009 Annual Meeting of Shareholders shall be a reasonable time before we begin to print or mail such proxy materials. The inclusion of any such shareholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a-8.

We must receive in writing any shareholder proposals intended to be considered at our 2009 Annual Meeting of Shareholders, but not included in our proxy materials relating to that meeting, by February 25, 2009.  Pursuant to Rule 14(a)-4(c)(1) under the Exchange Act, the proxy holders designated by an executed proxy in the form accompanying our 2009 proxy statement will have discretionary authority to vote on any shareholder proposal that is considered at the Annual Meeting, but not received on or prior to the deadline described above.

All shareholder proposals should be sent via certified mail, return receipt requested, and addressed to David A. Jackson, Secretary, Knight Transportation, Inc., 5601 West Buckeye Road, Phoenix, Arizona 85043.

See "Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – The Nominating and Corporate Governance Committee" for information regarding how shareholders can recommend director candidates for consideration by the Nominating and Corporate Governance Committee.

OTHER MATTERS

The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.  If any other matters are properly brought before the Annual Meeting or any adjournment thereof, the proxy holders named in the accompanying form of proxy will have discretionary authority to vote proxies on such matters in accordance with the recommendations of the Board of Directors, or, if no recommendations are given, in accordance with their judgment, unless the person executing any such proxy indicates that such authority is withheld.

Knight Transportation, Inc.

/s/ Kevin P. Knight

Kevin P. Knight Chairman of the Board and Chief Executive Officer

April 11, 2008

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ATTN: PROXY DEPT. 5601 W. BUCKEYE RD. PHOENIX, AZ 85043
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Knight Transportation, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Knight Transportation, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KNIGH1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
KNIGHT TRANSPORTATION, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Proposal No. 1:	Election of Class I Directors. NOMINEES: 01 - Donald A. Bliss 02 - Richard J. Lehmann	☐	☐	☐
							For	Against	Abstain

CUMULATIVE VOTING - If you wish to allocate your votes between the Class I Nominees using cumulative voting, do not check any of the boxes above, but instead, indicate in the space provided below the number of votes you wish to cast for each Class I Nominee (the maximum number of votes you may allocate is the number of shares you own multiplied by two, the number of Class I Nominees).

Proposal No. 2:   Proposal to Approve the Second Amendment to the Company's Amended and Restated 2003 Stock Option Plan to Increase the Number of Shares of Common Stock Reserved for the Issuance of Stock Grants, Including Stock Options, to Employees and Directors.
							☐	☐	☐
							For	Against	Abstain
Nominee		Number of Votes			Proposal No. 3: Proposal to Ratify the Appointment of Deloitte & Touche LLP as the Company's Independent Registered Public Accounting Firm for Fiscal 2008.		☐	☐	☐

Donald A. Bliss

Richard J. Lehmann.

(If you exercised cumulative voting above, please mark the corresponding box below.)					Other Action: In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

Check the box to the right if you exercised cumulative voting above. Please do not check the box unless you want to exercise cumulative voting.				☐

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Your signature below should conform to the name in which you hold the shares. When shares are held by joint tenants, both shall sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

As a Knight Transportation, Inc. shareholder, you can view the shareholder account on a secured internet website.

By accessing Investor Service DirectSM at www.melloninvestor.com, you can view the account profile, stock detail, and historical Knight Transportation, Inc. stock price information. You can also change your address.

In addition, you can use this site to consent to future access of Knight's annual reports and proxy materials electronically via the internet.

Knight also provides access to shareholder information, including its annual report and proxy statement, through its website at www.knighttrans.com.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The annual report and proxy statement are available at www.proxyvote.com.

Detach here from proxy voting card

PROXY

KNIGHT TRANSPORTATION, INC.
5601 West Buckeye Road
Phoenix, Arizona 85043

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD

Thursday, May 22, 2008, 8:30 A.M., Phoenix Time

By executing this Proxy, the shareholder constitutes and appoints the Chairman and Chief Executive Officer, Kevin P. Knight, and the Chief Financial Officer, Secretary, and Treasurer, David A. Jackson, and each of them, as proxies for the shareholder (or if only one proxy is present, that one shall have all power granted herein), with full power of substitution, who may, and by a majority of such proxies, represent the shareholder and vote all shares of Common Stock which the shareholder is entitled to vote at the Annual Meeting of Shareholders of Knight Transportation, Inc. to be held on May 22, 2008, at 8:30 A.M., Phoenix Time, at the Wigwam Golf Resort & Spa, 300 East Wigwam Boulevard, Litchfield Park, Arizona 85340, or at any adjournment thereof, on all matters described in the Notice and Proxy Statement for the Annual Meeting dated April 11, 2008, as set forth below. Cumulative voting will be applied in the election of directors.   See the Proxy Statement furnished for an explanation of cumulative voting.

The shareholder acknowledges receipt of the Notice and Proxy Statement dated April 11, 2008, grants authority to any of said proxies, or their substitutes, to act in the absence of others, with all the powers which the shareholder would possess if personally present at such meeting, and hereby ratifies and confirms all that said proxies, or their substitutes, may lawfully do in the shareholder's name, place, and stead.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KNIGHT TRANSPORTATION, INC., AND THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IF NO CHOICE IS SPECIFIED BY YOU, THIS PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES NAMED IN PROPOSAL NO. 1, FOR PROPOSAL NO. 2, AND FOR PROPOSAL NO. 3.

Please mark, sign, date, and return the Proxy Card promptly, using the enclosed envelope, which requires no postage when mailed in the United States.

TO BE SIGNED ON THE REVERSE SIDE
SEE REVERSE SIDE		SEE REVERSE SIDE